EXHIBIT 10.8

STOCK PURCHASE AGREEMENT

Portions of this Exhibit have been omitted and separately filed with the Securities and Exchange Commission with a request for confidential treatment. Such portions have been marked as follows: [Redacted]

EXECUTION COPY

FACTSET RESEARCH SYSTEMS INC.,

FACTSET EUROPE S.ÀR.L.

SELLER’S STOCKHOLDER REPRESENTATIVE NAMED WITHIN

and

DECISION DATA LUXEMBOURG S.A.

STOCK PURCHASE AGREEMENT

ALLEN & OVERY LLP

NEW YORK

9.6	Counterparts	57
9.7	Entire Agreement	57
9.8	Severability	57
9.9	Consent to Jurisdiction	57
9.10	Governing Law	57
9.11	Waiver of Jury Trial	58
9.12	Guaranty	58

Exhibit

1.	Escrow Agreement	60
2.	Employment Agreement	70
3.	Deed of Transfer	91
4.	Balance Sheet Principles	93
5.	MKY Intellectual Property Deed of Assignment	94

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (together with the Schedules and Exhibits hereto, this Agreement) dated as of June 29, 2004 (Execution Date)

AMONG:

(1)	FACTSET RESEARCH SYSTEMS INC., a Delaware corporation (Parent);

(2)	FACTSET EUROPE S.ÀR.L., a private limited liability company organized under the laws of Luxembourg and an indirect wholly-owned subsidiary of Parent (Purchaser);

(3)	JACQUES CHAHINE (Seller’s Stockholder Representative); and

(4)	DECISION DATA LUXEMBOURG S.A., a limited liability company organized under the laws of Luxembourg (Seller).

WHEREAS:

(A)	Seller owns all of the issued and outstanding shares of capital stock of Decision Data System B.V., a limited liability company organized under the laws of the Netherlands (the Company), consisting of 9,000 common shares, par value ten euro (€10) per share, and 1,000 preference shares, par value ten euro (€10) per share (collectively, the Shares);

(B)	Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares, on the terms and subject to the conditions set forth herein; and

(C)	Purchaser and Parent would not enter into this Agreement but for the willingness of Jacques Chahine, Eric Morlot, Jean-Michel Voldoire and Jason Panzer (the Key Employees) to enter into employment and non-compete agreements with Parent, which agreements shall become effective as of the Closing (as defined in Section 1.2).

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	PURCHASE AND SALE OF SHARES; CLOSING

1.1	Purchase and Sale of the Shares

(a)	On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver or cause to be sold, assigned, transferred and delivered to Purchaser, and Purchaser shall purchase from Seller, legal and beneficial ownership of the Shares, free and clear of all liens, claims, charges, security interests, pledges, reversions, preferential arrangements, conditions, restrictions (including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership), equities and encumbrances of any kind (Encumbrances). The purchase and sale of the Shares is referred to in this Agreement as the Acquisition. For the avoidance of doubt, the Acquisition shall not include the asset management businesses (the Asset Management Business) of the Subsidiaries (as defined in Section 3.2(b)).

(b)	The aggregate purchase price (the Purchase Price) for the Shares shall consist of the following:

(i)	€38,000,000 in cash, subject to adjustment as provided in Section 1.4 (the Cash Consideration); and

(ii)	257,067 fully paid, validly issued and non-assessable shares of common stock, par value $0.01 per share, of Parent (Parent Common Stock).

(c)	In addition to the Purchase Price set forth in Section 1.1(b), Purchaser shall pay to Seller, as additional consideration for the Shares, the applicable amount specified in Clause (i) or (ii) below (the Applicable Earn-Out Amount) if earned in accordance with the provisions specified below. Purchaser shall pay to Seller the Applicable Earn-Out Amount if, and only if, one of the two minimum client subscription targets separately agreed between the parties is satisfied during the period beginning on the date on which Seller’s and the Subsidiaries’ database acquired pursuant to this Agreement is first made available by Parent or its affiliates to its clients (on which date, Parent shall give notice of such availability in writing to Seller’s Stockholder Representative), and ending on the second anniversary of such date (the Earn-Out Period) and continues to be satisfied on the last date of such period:

(i)	The Applicable Earn-Out Amount shall be €2,000,000 if, during the Earn-Out Period, the lower minimum subscription target separately agreed between the parties is achieved; or

(ii)	The Applicable Earn-Out Amount shall be €5,000,000 if, during the Earn-Out Period, the higher minimum subscription target separately agreed between the parties is achieved.

The Applicable Earn-Out Amount, if any, will be payable in cash to Seller on the last day of the Earn-Out Period.

Notwithstanding the foregoing, no Applicable Earn-Out Amount will be or become payable (i) if on the last day of the Earn-Out Period, Seller or Seller’s Stockholder Representative or any of their respective affiliates is in violation of Section 5.12 of this Agreement, or (ii) if on the last day of the Earn-Out Period, Seller has not paid to any Purchaser Indemnitee the full amount of any Loss for which any such Purchaser Indemnitee is entitled to receive indemnification from Seller and Seller’s Stockholder Representative pursuant to Section 8 of the Stock Purchase Agreement or Section 3(b) of the Escrow Agreement and, if Purchaser Indemnitee’s rights to receive such claimed indemnification is being disputed by Seller, Parent shall be entitled to hold the portion of such Applicable Earn-Out Amount equal to the amount claimed for any Loss in escrow pending resolution of such dispute.

For the avoidance of doubt, under no circumstances will Seller be entitled to more than one Applicable Earn-Out Amount payment (i.e. Seller may be entitled to receive payment described in Clause (i) or Clause (ii) above, but not both).

The parties hereto acknowledge that this provision has been negotiated by the parties based on their inability to agree as to the valuation of the Company and the Subsidiaries as of the Closing Date, and the Applicable Earn-Out Amount is intended by the parties to be treated as part of the consideration for the Shares. The parties hereby agree not to take any position, including, without limitation, for federal, state, foreign or local tax purposes, that is inconsistent with the intent expressed in this letter.

Nothing in this Section 1.1(c) shall obligate Parent, the Company or any of the Subsidiaries to make (or not to make) any decision regarding the management of their businesses (including with respect to the pricing, features, terms, conditions and availability of products and services offered to customers), all of which shall remain within the sole discretion of management of Parent.

1.2	Closing Date

Upon the terms and subject to the conditions of this Agreement, the closing of the Acquisition (the Closing) shall take place at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020 (or at such other place outside the United Kingdom as the parties may mutually agree), at 10:00 a.m., local time, on or about July 30, 2004 (but in no event later than September 7, 2004) or, if earlier, on the second Business Day following the satisfaction (or, to the extent permitted, the waiver) of all conditions precedent to the obligations of the parties set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time and date as shall be agreed between Seller and Parent. The date on which the Closing occurs is referred to in this Agreement as the Closing Date. Business Day means a day that is not a Saturday, Sunday or other day on which banks are required by Applicable Law (as defined in Section 2.2) to be closed in the City of New York.

Parent shall have the right to delay the Closing Date from the date on which the Closing would otherwise occur in accordance with the provisions of this Section (the Initial Closing Date) until a specified date that shall be after September 1, 2004 (but in no event later than September 7, 2004) (the Rescheduled Closing Date) by delivering a notice to that effect to Seller on the Initial Closing Date (assuming that the conditions to closing set forth in Section 6.1, 6.2 and 6.3 would have been satisfied on such Initial Closing Date). In the event that such notice is delivered, the conditions to closing set forth in Sections 6.1, 6.2 and 6.3 must be satisfied on the Rescheduled Closing Date set forth in the notice in order for the parties to be obligated to consummate the transaction on such Rescheduled Closing Date; provided, however, that with respect to the Rescheduled Closing Date the references in Section 6.2(a) to “Closing Date” shall be deemed to be references to the “Initial Closing Date” (unless any failure of any such representation and warranty to be true and correct (or true and correct in all material respects, as applicable) on the Rescheduled Closing Date is due to an affirmative action taken by Seller, the Company or any Subsidiary after the Initial Closing Date).

1.3	Transactions to be Effected at the Closing

(a)	At the Closing:

(i)	Seller shall deliver or cause to be delivered to Parent:

(A)	the resignations, effective as of the Closing, of all of the directors of the Company and the Subsidiaries as shall have been designated in writing prior to the Closing by Parent to Seller;

(B)	the Escrow Agreement, dated as of the Closing Date, executed by Seller, Seller’s Stockholder Representative and JPMorgan Chase Bank (the Escrow Agent) and substantially in the form of Exhibit 1;

(C)	an Employment and Noncompetition Agreement, dated as of the Closing Date, executed by each Key Employee and substantially in the form of Exhibit 2 (each an Employment Agreement);

(D)	such documents as Parent may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement;

(E)	the officer’s certificate referred to in Section 6.2(a); and

(F)	a receipt for the Cash Consideration.

(ii)	Purchaser shall deliver to Seller:

(A)	payment, by wire transfer to the bank account designated by Seller in writing to Purchaser two business days prior to Closing with sufficient detail and information to satisfy any applicable regulatory requirements, in immediately available funds in euro in an amount equal to (A) the difference between (I) the Cash Consideration and (II) €4,200,000 (the Escrowed Funds) plus or minus (if applicable) (B) a good faith estimate, prepared by Seller (and satisfactory to Parent) and delivered to Parent at least five Business Days prior to the Closing Date, of any adjustment to the Cash Consideration under Section 1.4 (the Cash Consideration (without giving effect to the deduction for the Escrowed Funds) plus or minus such estimate of any adjustment under Section 1.4 being hereinafter called the Closing Date Amount).

(iii)	Purchaser shall deliver to Seller:

(A)	a certificate for 257,067 shares of Parent Common Stock;

(B)	the officer’s certificate referred to in Section 6.3(a); and

(C)	the Escrow Agreement executed by Purchaser and Parent; and

(D)	such other documents as Seller may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(iv)	Parent shall deliver to Escrow Agent:

(A)	the Escrow Agreement executed by Purchaser and Parent; and

(B)	payment by wire transfer to the Escrow Account (as defined in the Escrow Agreement) of the Escrowed Funds.

(b)	Purchaser and Seller shall execute a notarial deed in the form of Exhibit 3 (the Deed of Transfer) before a civil law notary (notaris), of Allen & Overy LLP Amsterdam, and Seller shall procure that the Company will acknowledge the transfer of the Shares by signing the Deed of Transfer.

(c)	The amounts paid by Purchaser in respect of the Shares pursuant to this Section 1.3 shall be deemed to have been delivered in full satisfaction of all rights pertaining thereto, and following the Closing neither the Seller nor any person other than Purchaser shall have any further right to, any ownership interest in, or any entitlement to acquire Shares.

1.4	Purchase Price Adjustment

[Redacted]

(b)	During the 30-day period following Seller’s receipt of the Statement, Seller and its accountants shall be permitted to review the working papers of Parent relating to the Statement. The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Statement (a Notice of Disagreement) to Parent prior to such date. Any Notice of Disagreement shall

(i)	specify in reasonable detail the nature of any disagreement so asserted;

(ii)	only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 1.4; and

(iii)	be accompanied by a certificate of Seller’s accountants stating that they concur with each of the positions taken by Seller in the Notice of Disagreement.

If a Notice of Disagreement is received by Parent in a timely manner, then the Statement (as revised in accordance with Clause I or II below) shall become final and binding upon Seller and Parent on the earlier of (I) the date Seller and Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, Seller and Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Parent and its accountants shall have access to the working papers of Seller’s accountants prepared in connection with their certification of the Notice of Disagreement. At the end of such 30-day period, Seller and Parent shall submit to an independent accounting firm that has not had a previous relationship with Seller or Parent (the Accounting Firm) for arbitration any and all matters that remain in dispute and that were properly included in the Notice of Disagreement, in the form of a written brief. The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Seller and Parent agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The parties shall instruct the Accounting Firm to render its decision as promptly as practicable but in no event later than 60 days after its selection. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.4 shall be borne by Parent and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Seller’s accountants incurred in connection with their review of the Statement and certification of any Notice of Disagreement shall be borne by Seller, and the fees and disbursements of the accountants of Parent incurred in connection with their certification of the Statement and review of any Notice of Disagreement shall be borne by Parent.

[Redacted]

(d)	The term Working Capital means Current Assets (as defined below) minus Current Liabilities (as defined below). The terms Current Assets and Current Liabilities mean the consolidated current assets and consolidated current liabilities, respectively, of the Company and its Subsidiaries, calculated in accordance with generally accepted accounting principles and practices applied consistently throughout the periods involved (IAS), adjusted in accordance with Exhibit 4 (as so adjusted, the Balance Sheet Principles).

(e)	Following the Closing, Parent shall not take any action with respect to the accounting books and records of the Company and its Subsidiaries on which the Statement is to be based that would obstruct or prevent the preparation of the Statement and the determination of Closing Working Capital as provided in this Section 1.4. During the period of time from and after the date of delivery of the Statement to Seller through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.4, Parent and the Company shall afford to Seller and any accountants, counsel or financial advisors retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 1.4 reasonable access during normal business hours to the books and records of the Company and the Subsidiaries (if within the control of the Company) to the extent relevant to the adjustment contemplated by this Section 1.4.

1.5	Seller’s Stockholder Representative

Seller and Seller’s Stockholder Representative hereby represent and warrant to Purchaser and Parent that (i) Seller’s Stockholder Representative has been irrevocably appointed by the direct and indirect beneficial holders of all of the Shares as their representative with respect to this Agreement and the transactions contemplated hereby; and (ii) Seller’s Stockholder Representative has been irrevocably constituted and appointed as the attorney-in-fact of each direct or indirect beneficial owner of Shares with full power of substitution and, as such, has been authorized to act for and on behalf of them in all matters arising under this Agreement or any other document contemplated hereby. Seller’s Stockholder Representative shall cause Seller to comply with Seller’s obligations under this Agreement. Seller and Seller’s Stockholder Representative understand and agree that any and all claims arising in connection with this Agreement may be made directly against Seller’s Shareholder Representative, and Purchaser and Parent shall have no obligation to make any claim against, or otherwise join, implead or pursue any remedy against, any holder of Shares. Seller’s Stockholder Representative shall have full recourse liability for all of its obligations under this Agreement, and hereby waives, to the greatest extent permitted by law, any facts or circumstances that may otherwise constitute a legal or equitable discharge of a surety or guarantor (including without limitation any bankruptcy, insolvency, liquidation or reorganization of Seller).

2.	REPRESENTATIONS AND WARRANTIES REGARDING SELLER, SELLER’S STOCKHOLDER REPRESENTATIVE AND THE SHARES

Except as set forth in the Schedules attached to this Agreement with specific reference to the representation and warranty to which such exception relates (it being agreed that any matter set forth as an exception to any representation and warranty shall also be deemed to be set forth for purposes of any other representation and warranty to the extent the relevance of such matter to such other representation and warranty would be reasonably apparent without resort to the underlying documents listed therein), Seller and Seller’s Stockholder Representative hereby jointly and severally represent and warrant to Purchaser and Parent, as of the date of this Agreement and as of the Closing Date, as follows:

2.1	Authority; Execution and Delivery; Enforceability

Each of Seller and Seller’s Stockholder Representative has the requisite authority and capacity to execute, deliver and perform its or his obligations under the terms of this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (the Ancillary Agreements) to which it or he is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated to be consummated by it or him hereby and thereby. Each of Seller and Seller’s Stockholder Representative has duly executed and delivered this Agreement and at or before the Closing shall have duly executed and delivered each Ancillary Agreement to which it or he is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it or he is, or is specified to be, a party will, when executed, constitute, it or his legal, valid and binding obligation, enforceable against it or him in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

2.2	No Conflicts; Consents

The execution and delivery by each of Seller and Seller’s Stockholder Representative of this Agreement do not, the execution and delivery by each of Seller and Seller’s Stockholder Representative of each Ancillary Agreement to which Seller and/or Seller’s Stockholder Representative is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by it or him with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, repurchase, redemption or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien (as defined in Section 3.5) upon any of the properties or assets of the Company or any Subsidiary (as defined in Section 3.2) under, any provision of (i) the deed of incorporation or articles of association or comparable constituent documents of Seller, the Company or any Subsidiary, (ii) any oral or written contract, instrument, document, obligation, lease, note, bond, mortgage, indenture, deed of trust, license, indenture, agreement, commitment, loan agreement, letter of credit, reimbursement agreement, security agreement, permit, franchise, power of attorney, guarantee, purchase order, arrangement, understanding or other legally binding arrangement, whether written or oral, in each case as amended, supplemented, waived or otherwise modified (a Contract) to which the Seller, Seller’s Stockholder Representative, the Company or any Subsidiary is a party or by which any of its or his properties or assets is bound or (iii) any judgment, order, decree, decision, writ or injunction (Judgment) or Dutch, French, Irish, Italian, Luxembourg, Singaporean, UK, EU or United States federal, national, supranational, state, provincial, local or similar statute, law (including common law), treaty, constitutional provision, ordinance, code, directive, regulation, notice, binding agreement, policy or rule of law, legal requirement, other government restriction or regulation promulgated or entered into by any Government Entity (as defined below) (Applicable Law) other than, in the case of subclauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. No consent, approval, license, permit, order or authorization (Consent) of, or registration, declaration or filing with, any Dutch, French, Irish, Italian, Luxembourg, Singaporean, UK, EU or United States federal, national, supranational, state, provincial, local or similar government or any court of competent jurisdiction, tribunal, judicial or arbitral body, administrative agency or commission or other government authority or instrumentality (a Government Entity) is required to be obtained or made by or with respect to Seller or Seller’s Stockholder Representative in connection with the (A) execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, or (B) the ownership by Purchaser of the Company and the Subsidiaries following the Closing other than (1) compliance with, and any filings required under the competition and/or merger control laws of the United Kingdom and (2) such other Consents, registrations, declarations or filings the failure of which to be made or obtained, individually or in the aggregate, have not had and could not be reasonably expected to have a Material Adverse Effect. The turnover figures provided to Parent by Seller have been calculated in accordance with the requirements of the relevant competition authorities.

2.3	Brokers

No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Escrow Agreement based upon arrangements made by or on behalf of Seller, Seller’s Stockholder Representative, the Company or any Subsidiary.

2.4	The Shares

Seller, directly or through one or more wholly owned subsidiaries, has good and valid title to the Shares, free and clear of all Encumbrances. Upon execution of the Deed of Transfer by Purchaser, Seller and the Company, good and valid title to the Shares will pass to Purchaser, free and clear of any Encumbrances, other than those arising from acts of Purchaser or Parent. For the avoidance of doubt, other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. No stock transfer taxes are due as a result of the purchase and sale of the Shares. The Shares are fully paid, validly issued and nonassessable. Seller has taken all corporate action necessary to authorize the transfer of the Shares to Purchaser and no further approval is required from any direct or indirect shareholder of Seller.

2.5	Restricted Securities

Seller understands that:

(i)	the shares of Parent Common Stock being delivered pursuant to this Agreement (A) are “restricted securities” under the federal securities laws of the United States inasmuch as they have not been registered under the Securities Act of 1933, as amended (Securities Act), and are being acquired from Parent in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation S promulgated thereunder; (B) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration; and (C) will bear a legend to such effect; and

(ii)	Parent will make a notation on its transfer books to such effect.

2.6	Purchase Entirely for Own Account

Seller is acquiring the Parent Common Stock pursuant to this Agreement for investment only for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and shall not offer to sell or otherwise dispose of any of the shares of Parent Common Stock so acquired by it in violation of the registration requirements of the Securities Act or the securities laws of any other jurisdiction applicable to the Acquisition or Seller. By executing this Agreement, Seller further represents that Seller does not have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of Parent Common Stock.

2.7	Disclosure of Information

(a)	Seller and Seller’s Stockholder Representative have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent, which investigation, review and analysis was done by Seller and Seller’s Stockholder Representative and, to the extent Seller’s Stockholder Representative deemed appropriate, by Seller Affiliates (as defined below). Each of Seller and Seller’s Stockholder Representative acknowledges that it and the Seller Affiliates have been provided adequate access to the personnel, properties, premises and records of Parent for such purpose.

(b)	Each of Seller and Seller’s Stockholder Representative acknowledges that, except as set forth in this Agreement, none of Purchaser, Parent nor any of their respective affiliates, employees, agents, advisors or representatives (collectively, Purchaser Affiliates) makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Seller, Seller’s Stockholder Representative or any

of their respective affiliates, employees, agents or representatives (collectively, Seller Affiliates). Each of Seller and Seller’s Stockholder Representative further agrees that, to the fullest extent permitted by law, no Purchaser Affiliate shall have any liability or responsibility whatsoever to any Seller Affiliate on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to any Seller Affiliate (or any omissions therefrom), other than (in the case of Purchaser and Parent) in respect of the specific representations and warranties set forth in Section 4 of this Agreement.

2.8	Investment Experience

Seller and Seller’s Stockholder Representative have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in Parent Common Stock. Seller is able to bear the economic risk of its investment in the Parent Common Stock for an indefinite period of time and can afford a complete loss of its investment in the Parent Common Stock.

2.9	General Solicitation

Seller was not offered or sold the Parent Common Stock, directly or indirectly, by means of any form of general solicitation or general advertisement.

2.10	Reliance

Seller understands and acknowledges that: (i) the Parent Common Stock is being offered and sold to it without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and Parent will rely upon the accuracy and truthfulness of, the foregoing representations and Seller hereby acknowledges and consents to such reliance.

2.11	Further Limitations on Disposition

Seller further agrees not to make any disposition of all or any portion of the Parent Common Stock received hereunder until the second anniversary of the Closing Date and, after such second anniversary, only if: (a) there is in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) Seller shall have furnished to Parent an opinion of counsel of Seller, reasonably satisfactory to Parent, that such disposition will not require registration of such shares under the Securities Act. Prior to such second anniversary, Parent shall not unreasonably withhold its consent to a transfer by Seller if the opinion referred to in clause (b) of the preceding sentence is provided and the transferee makes the representations, and agrees to the restrictions, set forth in this Section 2.

2.12	Legends

It is understood that the certificates evidencing the Parent Common Stock may bear one or all of the following legends:

(a)	“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. The securities may not be sold or offered for sale or otherwise distributed except (i) in conjunction with an effective registration statement in effect for the securities under the Act or pursuant to an opinion of counsel reasonably satisfactory to the Company that such registration or compliance is not required as to such sale, offer or distribution; or (ii) if sold pursuant to Rule 144 of such Act or in an offshore transaction (as defined in Regulation S under such Act) in accordance with Regulation S. If the holder of these securities is a non-U.S. person within the meaning of Regulation S under such Act, such holder agrees not to, directly or indirectly, engage in any hedging transaction with regard to this security or any common stock issuable upon conversion of this security except as permitted by such Act.”

(b)	Any legend required by the laws of the State of New York, or other jurisdiction.

(c)	A legend setting forth the restriction on transferability provided for in Section 2.11 hereof.

(d)	“These securities may not be sold, hypothecated, pledged or otherwise disposed of in the United States, its territories, possessions or any area subject to its jurisdiction, or to any person who is a national thereof or resident therein (including any estate of such person), or any corporation, partnership or other entity created or organized therein, unless such securities have been either registered under the Securities Act of 1933, as amended, or are exempt from the registration requirements of the Act, in the opinion of counsel reasonably satisfactory to the Company.”

The certificates representing the Parent Common Stock, and each certificate issued in transfer thereof, will also bear any other legend required under any Applicable Law. It is understood and agreed that certificates with the legends set forth above will be replaced with certificates without such legend, if two years have elapsed from the date Seller acquired such shares and Seller has delivered to Parent an opinion of U.S. counsel, which opinion of counsel shall be reasonably satisfactory to Parent, to the effect that the restrictions imposed by Rule 144 no longer apply to Seller.

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE SUBSIDIARIES

Except as set forth in the Schedules attached to this Agreement with specific reference to the representation and warranty to which such exception relates (it being agreed that any matter set forth as an exception to any representation and warranty shall also be deemed to be set forth for purposes of any other representation and warranty to the extent the relevance of such matter to such other representation and warranty would be reasonably apparent without resort to the underlying documents listed therein), Seller and Seller’s Stockholder Representative hereby jointly and severally represent and warrant to Purchaser and Parent, as of the date hereof and as of the Closing Date, as follows:

3.1	Organization and Standing; Books and Records

(a)	Each of the Company and the Subsidiaries (as defined in Section 3.2(b)) (i) is a joint stock company or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth on Schedule 3.1(a); (ii) has full corporate power and authority and possesses all material government franchises, certificates, consents, licenses, permits, authorizations, approvals and exceptions necessary to enable it to own, operate, lease or otherwise hold the properties and assets now owned, operated, leased or otherwise held by it and to carry on its businesses as they have been and are currently conducted; and (iii) is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, operation, leasing or holding of its properties makes such licensing or qualification necessary, except where the failure to be so qualified has not had and could not be reasonably expected to have a Material Adverse Effect. A list of the jurisdictions in which the Company and the Subsidiaries are so qualified is set forth on Schedule 3.1(a).

(b)	Seller has delivered to Parent true and complete copies of the deed or articles of incorporation and articles of association, or comparable governing instruments, each as amended to date, of the Company and each of the Subsidiaries. Neither the Company nor any Subsidiary is subject to or bound by any charter or corporate provision that limits (x) the ability of the holder of the shares of the Company or such Subsidiary to control the Company or such Subsidiary or (y) the ability or legal right of the Company or such Subsidiary to conduct its business as currently conducted. The stock certificate and transfer books of the Company and each Subsidiary (which have been made available for inspection by Parent prior to the date hereof) are true, complete and correct. Schedule 3.1(b) sets forth a true and complete list of the names, addresses and titles of the directors and officers of the Company and each Subsidiary.

(c)	JCF Development Limited was incorporated in the Republic of Ireland on December 3, 2003 and since that date has not traded or entered into any contracts or agreements of any kind and has no liabilities to any person whatsoever.

3.2	Capital Stock of the Company and the Subsidiaries

(a)	Seller is the legal and beneficial owner of the Shares. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance, held as treasury stock or outstanding. Schedule 3.2(a) sets forth for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. Except as set forth on Schedule 3.2(a), there are no shares of capital stock or other equity securities of any Subsidiary issued, reserved for issuance, held as treasury stock or outstanding. Neither the Shares nor any shares of capital stock of any Subsidiary have been issued in violation of, and none of the Shares or such shares of capital stock are subject to, any purchase option, warrant, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the deed of incorporation or articles of association of the Company or any Subsidiary or any Contract to which the Company or any Subsidiary or Seller is a party or otherwise bound. Except as set forth in Schedule 3.2(a), the Company has good and valid title to all the outstanding shares of capital stock of each Subsidiary, free and clear of all Encumbrances. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. There are not any bonds, debentures, notes or other indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity holders may vote (Voting Company Debt). Except as set forth in Schedule 3.2(a), there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Seller, the Company or any Subsidiary is a party or by which any of them is bound (i) obligating Seller, the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in the Company or any Subsidiary or any Voting Company Debt, (ii) obligating Seller, the Company or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to equity holders. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary.

(b)	Except for its interests in JCF Group SAS, JCF Italia S.r.l, JCF Information (Asia) Pte Limited, JCF Group, Inc., JCF Partners Limited, JCF International Limited and JCF Development Limited (each a Subsidiary and collectively, the Subsidiaries) and except for the ownership interests set forth on Schedule 3.2(a), the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person. No Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3	Consents

No material Consent under any Applicable Law of any Government Entity or with any Government Entity is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with (i) the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby or (ii) the ownership by Purchaser of the Company following the Closing other than such Consents, registrations, declarations or filings the failure of which to be made or obtained, individually or in the aggregate, have not had and could not be reasonably expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has, pursuant to any antitrust legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval or had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court or authority.

3.4	Financial Statements

(a)	Schedule 3.4 sets forth the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2002 and 2003, and the consolidated statements of income and cash flows of the Company and the Subsidiaries for the years ended December 31, 2002 and 2003 (the Financial Statements), together with an unqualified audit opinion from an internationally recognized public accounting firm with respect thereto. The Financial Statements are complete and correct in all material respects, have been prepared in conformity with IAS (except in each case as described in the notes thereto) and fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods indicated. As used herein, the Balance Sheet shall mean the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2003.

(b)	The Company and the Subsidiaries do not have any material liabilities or obligations of any nature (whether accrued, absolute or contingent), except (i) as disclosed, reflected or reserved against in the Balance Sheet and the notes thereto, (ii) for items set forth on Schedule 3.4, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement and (iv) for Taxes (as defined in Section 3.12).

3.5	Assets Other than Real Property Interests

(a)	Each of the Company and the Subsidiaries has good and marketable title to, or valid and sufficient leaseholds in, all the assets (i) necessary or used for the conduct of, or otherwise material to, its business as currently conducted, and (ii) reflected on the Balance Sheet or thereafter acquired, other than those set forth on Schedule 3.5 or otherwise disposed of since the date of the Balance Sheet for fair value in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens (including environmental and tax liens), security interests, pledges, charges, easements, leases, reversions, preferential arrangements, conditions, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (each a Lien or collectively, Liens), except:

(i)	such Liens as are set forth on Schedule 3.5 (all of which shall be discharged prior to the Closing);

(ii)	mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s or other like Liens arising from or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty;

(iii)	Liens that secure obligations that are reflected as liabilities on the Balance Sheet or Liens the existence of which are referred to in the notes to the Balance Sheet; and

(iv)	other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not impair, and could not be expected to impair, the continued ownership, use and operation of the assets to which they relate in the conduct of the business of the Company and the Subsidiaries as presently conducted (the Liens described in subclauses (ii) and (iii) and (iv) above are referred to collectively as Permitted Liens).

(b)	The assets currently owned, leased or licensed by or to the Company and the Subsidiaries comprise all the assets necessary to permit the Company and the Subsidiaries to continue to conduct their businesses, immediately after the Closing, in all material respects in the same manner as such businesses have been conducted prior to the date hereof.

(c)	This Section 3.5 does not relate to real property or interests in real property, such items being the subject of Section 3.6, or to Intellectual Property (as defined in Section 3.7(b)), such items being the subject of Section 3.7.

3.6	Real Property

(a)	Neither the Company nor any Subsidiary owns any freehold property (or the equivalent of freehold property in any jurisdiction). Schedule 3.6(a) sets forth a complete list of all real property leased by the Company or any Subsidiary as a lessee (individually, Leased Real Property). Schedule 3.6(a) also sets forth a complete list of all Leased Real Property subleased by the Company or any Subsidiary or granting any rights to occupy to any person. All leases of Leased Real Property are in full force and effect. Neither the Company nor any Subsidiary has received or given any written notice of, and to Seller’s Knowledge there does not exist, any event of default or event, occurrence or act that, with the giving of notice or the lapse of time or both, would give rise to an event of default under any leases of Leased Real Property. Neither the Company nor any Subsidiary has violated any material terms or conditions under any leases of Leased Real Property that could be reasonably expected to give rise to an event of default thereunder. Neither the Company nor any Subsidiary has violated in any material respect any statutory provision relating to any Leased Real Property or its use. The leases of Leased Real Property are free from any Lien (other than Permitted Liens).

(b)	Schedule 3.6(b) sets forth a list of all leases and subleases of the Leased Real Property under which the Company or any Subsidiary is a sublessee or sublessor, and Seller has previously made available to Purchaser true and complete copies thereof.

(c)	Neither the Company nor any Subsidiary has sold or otherwise disposed of any properties previously owned, leased or occupied by them nor given any guarantees in relation to any liabilities arising in relation to any properties owned, leased or occupied.

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3.8	Contracts

(a)	Except as set forth on Schedule 3.8, neither the Company nor any Subsidiary is a party to or bound by any:

(i)	covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Company or any Subsidiary;

(ii)	Contract (other than this Agreement) with (A) Seller or any affiliate of Seller (other than the Company or any Subsidiary) or (B) any current or former officer, director or employee (in the case of any employee other than a Contract relating to such employee’s employment) of the Company or any Subsidiary, Seller or any affiliate of Seller;

(iii)	lease, sublease or similar Contract with any person (other than the Company or any Subsidiary) under which (A) the Company or any Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person that is not the Company or any Subsidiary or (B) the Company or any Subsidiary is a lessor or sub-lessor of, or makes available for use by any person that is not the Company or any Subsidiary, any tangible personal property owned or leased by the Company or any Subsidiary, in any such case that has a future liability or receivable, as the case may be, in excess of €50,000 per year and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than €5,000;

(iv)	(A) Contract under which the Company or any Subsidiary has borrowed any money from, or issued any note, bond, debenture or any other evidence of indebtedness to, any person (other than the Company or any Subsidiary) or (B) any other note, bond, debenture or any other evidence of indebtedness of the Company or any Subsidiary (other than in favor of the Company or a Subsidiary);

(v)	Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person, including the Company or any Subsidiary, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or any Subsidiary or (B) the Company or any Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person including the Company or any Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi)	Contract under which the Company or any Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any Subsidiary) in any such case that, individually, is in excess of 50,000;

(vii)	Contract providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, any Subsidiary or any predecessor person or affiliate (other than Contracts entered into in the ordinary course of business);

(viii)	power of attorney (other than a power of attorney given in the ordinary course of business with respect to routine tax or corporate matters);

(ix)	confidentiality agreement entered into since May 1, 2001 (other than confidentiality agreements requiring a person other than the Company or any Subsidiary to keep confidential information of the Company or any Subsidiary);

(x)	Contract involving payment by the Company or any Subsidiary of more than 50,000 unless terminable without payment or penalty upon no more than 60 days’ notice, and other than employment agreements with any officer or employee of the Company or any Subsidiary;

(xi)	Contract involving the obligation of the Company or any Subsidiary to deliver products or services for payment of more than 125,000 per year, other than Contracts entered into in the ordinary course of business that do not materially deviate from the applicable standard form agreements;

(xii)	Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such Contract in excess of 50,000 per year by the Company or any Subsidiary; or
(xiii)	other Contract not set forth above to which the Company or a Subsidiary is a party or by which it or any of its assets or businesses is bound or subject the expiration, nonrenewal or termination of which could reasonably be expected to have a Material Adverse Effect.

(b)	Except as set forth on Schedule 3.8, all Contracts required to be listed in Schedule 3.8 (Company Contracts) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms and do not contain any provision relating to change in control or other terms that will become applicable or inapplicable upon the consummation of the Acquisition. Except as set forth on Schedule 3.8, none of the Company or any Subsidiary is (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect under any Company Contract and, to Seller’s Knowledge, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder. None of Seller, the Company or any Subsidiary has, except as disclosed on Schedule 3.8, received any notice of the intention of any party to terminate or not renew any Company Contract or to accelerate or modify in a manner adverse to the Company or any Subsidiary any of the Company’s or such Subsidiary’s obligations or rights under such Contract, except where such intention, individually or in the aggregate, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Complete and correct copies of all Company Contracts, together with all modifications and amendments thereto, have been delivered to Parent.

3.9	Receivables

All the accounts receivable of the Company and the Subsidiaries, whether reflected in the Balance Sheet or subsequently created, (i) represent actual indebtedness incurred by the applicable account debtors and (ii) have arisen from bona fide transactions in the ordinary course of the business of the Company and the Subsidiaries. To Seller’s Knowledge, all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet. Except as set forth on Schedule 3.9, the Company and each Subsidiary has good and marketable title to its respective accounts receivable, free and clear of all Liens. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company or any Subsidiary, except for write-offs in the ordinary course of the businesses of the Company or such Subsidiary and consistent with past practice.

3.10	Permits

(a)	The Company and the Subsidiaries have obtained all material franchises, grants, easements, variances, exceptions, consents, orders, certificates, licenses, permits, authorizations and approvals (each, a Permit) from Government Entities that are necessary or desirable for the conduct of business of the Company and the Subsidiaries as currently conducted. To Seller’s Knowledge, the Company and the Subsidiaries have complied in all material respects with the terms of such Permits. Neither the Company nor any Subsidiary has received any notice that any Government Entity intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist.
(b)	No material Permit shall be subject to revocation, suspension, modification or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition.

3.11	Insurance

(a)	Details of all insurance policies currently protecting the Company and the Subsidiaries and their respective assets and properties against loss, liability, cost or expense are set forth on Schedule 3.11. All such policies are in full force and effect, all premiums due and payable thereon have been paid on a timely basis (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing

Date under comprehensive general liability and workmen’s compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy (other than with respect to a policy that has been replaced on substantially similar terms prior to the date of such cancellation or termination). Seller has delivered to Parent true and complete copies of all such policies as in effect on the date hereof. The activities and operations of the Company and the Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

(b)	All claims, circumstances and information that should have been reported to any insurers before the Closing Date in relation to the Company and the Subsidiaries will have been notified to them on a timely basis; and all material notified open claims in relation to the Company and the Subsidiaries have been disclosed to Parent.

3.12	Taxes

(a)	For purposes of this Agreement:

Code means the Internal Revenue Code of 1986, as amended.

Income Tax or Income Taxes means any and all Taxes (as defined in this Section 3.12(a)) based upon, measured by or calculated with respect to net income or receipts (including, but not limited to, any capital gains and alternative minimum taxes).

Income Tax Returns means any and all Tax Returns (as defined in this Section 3.12(a)) relating to Income Taxes.

IRS means the Internal Revenue Service of the United States.

Post-Closing Tax Period shall include the following: (i) any taxable period beginning after the Closing Date; and (ii) the portion of a Straddle Period that is attributable to a tax period after the Closing Date. For purposes of this definition, the portion of a Straddle Period that is attributable to a tax period after the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the relevant books were closed at the close of the Closing Date and, accordingly, the portion of a Straddle Period that is attributable to a tax period after the Closing Date shall be the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date (with its relevant Tax items calculated in accordance with the foregoing).

Pre-Closing Tax Period shall include the following: (i) any taxable period ending on or before the Closing Date; and (ii) the portion of a Straddle Period that is attributable to a tax period before the Closing Date. For purposes of this definition, the portion of a Straddle Period that is attributable to a tax period before the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the relevant books were closed at the close of the Closing Date and, accordingly, the portion of a Straddle Period that is attributable to a tax period before the Closing Date shall be the taxable year or period that is deemed to end at the close of the Closing Date (with its relevant Tax items calculated in accordance with the foregoing).

Regulations means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

Straddle Period means a taxable period that includes (but does not end on) the Closing Date.

Tax or Taxes (and with correlative meaning, Taxation) means any tax and any duty, impost, levy custom, fee, or government charge or other like assessment, (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Government Entity or other taxing authority, including corporation tax, Income tax, alternative minimum tax, national insurance and social security contributions, capital gains tax, inheritance tax, development land tax, value added tax, customs, excise and import duties, franchise tax, windfall or other profits taxes, gross receipts tax, property tax, real estate transfer tax, sales tax, use tax, license taxes, transaction taxes, occupation taxes, capital stock tax, payroll tax, employment tax (including any obligation of an employer to deduct payments on earnings), worker’s compensation, unemployment compensation, net worth tax, taxes in the nature of withholding, ad valorem tax, stamp tax, transfer tax, estimated tax, or gains taxes, and any deferred taxation.

Tax Return means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

(b)	Except as set forth in Schedule 3.12(b), the Company and each Subsidiary has: (i) duly and timely filed with all appropriate Tax authorities all material Tax Returns required to be filed by or with respect to the Company and that Subsidiary, and each such Tax Return is true, correct and complete in all material respects, (ii) duly and timely paid all Taxes shown to be due on such Tax Returns with respect to the Company or that Subsidiary (as the case may be), and (iii) kept all records that it is required to keep for Taxation purposes, such records being available for inspection at the premises of the Company or that Subsidiary (as the case may be).

(c)	Except as set forth on Schedule 3.12(c), no audit, action, suit, proceeding, investigation, or other examination regarding material Taxes for which the Company or any Subsidiary may have any liability has been made or is currently pending against or with respect to the Company or any Subsidiary and Seller, the Company nor any Subsidiary has received any notice of any audit, suit, proceeding, investigation or other examination.

(d)	The Company and each Subsidiary has made all material deductions or withholding in respect, or on account, of any Taxation from any payments made by it that it is obliged to make and has accounted in full to the appropriate Tax authority for all amounts so deducted or withheld.

(e)	Except as set forth in Schedule 3.12(e), no material adjustment relating to any Tax Returns has been proposed by any Tax authority (insofar as either relates to the activities or income of or could result in liability of the Company or any Subsidiary).

(f)	All claims or requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Financial Statements and the time limit for making which has passed have been duly made.

(g)	The charges, accruals and reserves for Taxes reflected on the Financial Statements are complete and correct in all material respects and are adequate to cover all liabilities for Taxes of the Company and each Subsidiary through December 31, 2003. The charges, accruals and reserves for Taxes to be reflected on the Statement referred to in Section 1.4 will be adequate to cover all liabilities for Taxes of the Company and each Subsidiary through the Closing Date.

(h)	Except as set forth in Schedule 3.12(h), neither the Company nor any Subsidiary is, nor at any time in the last six years has been, a member of any consolidated group for Tax purposes nor has any of them filed a consolidated Tax Return with any applicable Tax authority, nor is any of them jointly and severally liable for the Taxes of any other entity.

(i)	Except as set forth in Schedule 3.12(i), neither the Company nor any Subsidiary is, nor at any time in the last six years has been, a party to any Tax sharing arrangement (including without limitation any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed).

(j)	Neither the Company nor any Subsidiary is or has been a real property or real estate holding corporation under the meaning of the applicable Tax law with respect to the Company and each Subsidiary.

(k)	There are no material Tax liens on any assets of the Company or any Subsidiary.

(l)	Except as set forth in Schedule 3.12(l), no statute of limitations shall remain open as a result of it having been waived or extended with respect to the payment or collection of Taxes for the Company or any Subsidiary.

(m)	Except as set forth in Schedule 3.12(m), no power of attorney is currently in force that has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary.

3.13	Proceedings

Except as set forth on Schedule 3.13, there is no action, suit, claim, demand, order, directive, arbitration, inquiry, injunction, hearing, proceeding, investigation or other cause of action by or before a Government Entity (a Proceeding) pending or, to Seller’s Knowledge, threatened against or affecting Seller, the Company or any Subsidiary. Except as specifically set forth on Schedule 3.13, none of the Proceedings or claims listed on Schedule 3.13 as to which there is a possibility of adverse determination, individually or in the aggregate, could be reasonably expected to have, if so adversely determined, a Material Adverse Effect. There is not any Proceeding by Seller, the Company or any Subsidiary pending, or which Seller, the Company or any Subsidiary intends to initiate, against any other person. There are no outstanding judgments against Seller, the Company or any Subsidiary. To Seller’s Knowledge, there are no disputes pending or unasserted claims that could reasonably be expected to form the basis for or otherwise give rise to a pending or threatened Proceeding if claimant were to contact Seller, the Company or any Subsidiary.

3.14	Benefit Plans

(a)	Except as set forth on Schedule 3.14, neither the Company nor any Subsidiary has maintained or currently maintains any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)) (a Pension Plan), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a Welfare Plan), or other plan, arrangement, agreement or policy (written or oral) relating to stock options, stock purchases, compensation, cash or equity incentive, deferred compensation, employment, severance, consulting, retirement, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any Subsidiary or any other person or entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each together with the Company, a Commonly Controlled Entity) for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any Subsidiary (all the foregoing being herein called Benefit Plans), excluding any Government-sponsored Benefit Plans maintained pursuant to any Applicable Law including, but not limited to, the laws of the United States or any foreign government. Seller has delivered to Parent true, complete and correct copies of:

(i)	each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), including without limitation each standard form of employment agreement used by the Company or any Subsidiary, and most recent summary plan description for each Benefit Plan if required by Applicable Law;

(ii)	each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Benefit Plan; and

(iii)	materials providing full and accurate details of outstanding entitlements (whether vested, contingent or otherwise) under the 2003 JCF Group Management Fee Plan and any Share Scheme of any employee or former employee of the Company or any Subsidiary.

None of the Benefit Plans is subject to Title IV of ERISA or is intended to be tax-qualified under Section 401(a) of the Code and neither the Company nor any Subsidiary has any liability in respect of any plan previously maintained that was a defined benefit pension plan, subject to Title IV of ERISA or intended to be so tax-qualified.

For the purposes of this Agreement, Share Schemes means any plans or arrangements operated by the Company or any Subsidiary under which shares or equity units may be delivered to, held on behalf of or placed under option or award to the employees or former employees of the Company or any Subsidiary.

(b)	There are no investigations by any Government Entity, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans) or Proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts or circumstances that could give rise to any material liability in the event of any such investigation, claim or Proceeding.

(c)	Each Welfare Plan may be amended or terminated without material liability to the Company or any Subsidiary at any time after the Closing Date. The group health plan maintained by the Company and each Subsidiary and listed on Schedule 3.14 is insured.

(d)	No employee of the Company or any Subsidiary shall be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or otherwise and there will no be “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of the transactions contemplated by this Agreement.

(e)	Except as set forth on Schedule 3.14 and except for expense account advances made in the ordinary course of business immediately prior to the incurrence of the related expenses, since July 30, 2002, neither the Company nor any of its affiliates has had any loans outstanding to any officer, director or shareholder of the Company or its affiliates that would be impermissible pursuant to Section 13(k)(1) under the Exchange Act.

(f)	Neither the Company nor any Subsidiary has or has had in place any share incentive arrangements for its non-executive directors or any other persons who are not employees of the Company or a Subsidiary.

(g)	Except as set forth on Schedule 3.14, all benefit plans maintained by the Company, its Subsidiaries or its affiliates primarily outside the United States are in compliance in all material respects with Applicable Laws and there are no material unfunded liabilities accrued thereunder.

3.15	Absence of Changes or Events

Except as set forth on Schedule 3.15, since the date of the Balance Sheet, neither the Company nor any Subsidiary has:

(a)	suffered any Material Adverse Effect;

(b)	incurred any material liability or obligation (absolute, accrued, contingent or otherwise) except liabilities incurred in the ordinary course of business, or increased, or experienced any change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

(c)	issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of the Company or any Subsidiary and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company or any Subsidiary;

(d)	paid or obligated itself to pay in excess of 125,000 in the aggregate for any fixed assets;

(e)	waived any substantial right or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

(f)	sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets individually having a fair market value at the time of sale, transfer or disposition of 25,000 or more, other than in the ordinary course of business;

(g)	mortgaged, pledged or subjected to any charge, Lien, claim or Encumbrance, or agreed to mortgage, pledge or subject to any charge, Lien, claim or Encumbrance, any of its properties or assets;

(h)	declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

(i)	increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents over the rate being paid to them on December 31, 2003, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, employee or agent, or entered into any employment, severance, termination or indemnification agreement or material consulting agreement;

(j)	lost any major customer or had any major customer threaten in writing to terminate or not renew its relationship, in either case, in an amount or prospective amount greater than €100,000 per year;

(k)	entered into any material transaction other than in the ordinary course of business;

(l)	had any resignation or termination of employment of any of its key officers or employees or become aware of any impending or threatened resignation or resignations or termination or terminations of employment that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(m)	made any change in any method of accounting or accounting practice or made any Tax election; or

(n)	made any charitable or political contribution or pledge in excess of 50,000 in the aggregate.

3.16	Compliance with Applicable Laws

Except as set forth in Schedule 3.16, the Company and each Subsidiary has complied, and is in compliance, with all Applicable Laws required for the conduct of its business as currently or historically conducted, and the consummation of the Acquisition, except for instances of noncompliance that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.

Except as set forth on Schedule 3.16, (i) none of Seller, the Company nor any Subsidiary has received any written or oral communication or notice during the past five years from any person that alleges that the Company or any Subsidiary is not in compliance in any material respect with any Applicable Law; or (ii) neither the Company nor any Subsidiary has, pursuant to any anti-trust or similar legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval or had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court or authority. This Section 3.16 does not relate to matters with respect to Taxes, which are the subject of Section 3.12.

3.17	Employee and Labor Matters

(a)	Except as set forth on Schedule 3.17:

(i)	there is not any, and during the past three years there has not been any, labor strike, dispute, industrial action, work stoppage or lockout pending, or, to Seller’s Knowledge, threatened, against or affecting the Company or any Subsidiary;

(ii)	no union organizational campaign is in progress with respect to the employees of the Company or any Subsidiary and no question concerning representation of such employees exists and neither the Company nor any Subsidiary is a party to any collective bargaining or other labor agreement (except for JCF Group SAS’s application of the Syntec collective bargaining agreement and any applicable laws of France);

(iii)	neither the Company nor any Subsidiary is engaged in any material unfair labor practice;

(iv)	neither the Company nor any Subsidiary is in material breach, individually or in the aggregate, of the provisions of Articles L125-1 to L124-4 of the French labor code relating to “marchandage”;

(v)	there are not any pending, or, to Seller’s Knowledge, threatened, union grievances against the Company or any Subsidiary as to which there is a reasonable likelihood of adverse determination;

(vi)	the Company and each Subsidiary has at all times complied in all material respects with all legal requirements concerning health and safety at work, and no material work accident involving any employee has been reported, or a claim for benefits related thereto filed, in the last two years;

(vii)	the Company and each Subsidiary has duly complied with the material legal requirements concerning working time; there are no disputes in this respect, whether current, pending, envisaged or foreseeable, in particular in connection with overtime; and

(viii)	none of Seller, the Company or any Subsidiary has received written or oral communication during the past two years of the intent of any Government Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company or any Subsidiary and no such investigation is in progress.

(b)	Schedule 3.17 sets forth the following information:

(i)	a true, correct and complete list of each employee of the Company and each Subsidiary and his or her department;

(ii)	a true, correct and complete list of each person who has accepted an offer of employment made by the Company or any Subsidiary but whose employment has not yet started and of any outstanding offer of employment made to any person by the Company or any Subsidiary;

(iii)	emoluments for each employee to the extent such emoluments are not reduced to a written agreement;

(iv)	a list of each agreement for the provision of consultancy services or the services of personnel to the Company or any Subsidiary and secondments of any person to the Company or any Subsidiary; and

(v)	particulars of any custom, policy, practice or recurring arrangement (other than pursuant to the terms of a Benefit Plan or regular salary, wages or bonuses) of each of the Company and the Subsidiaries in relation to the remuneration of any of its employees, including remuneration paid in respect of the termination of their employment (whether voluntary or involuntary).

(c)	No member of senior management has given, or has been given, notice of termination of his employment.

(d)	Since June 24, 2004, no change has been made in the rate of the emoluments of any employee of the Company or any Subsidiary.

(e)	No proposal, assurance or commitment has been communicated in writing to any employee of the Company or any Subsidiary regarding any change to his terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit, custom or any discretionary arrangement or practice, other than in the ordinary course of business.

(f)	Except as set forth on Schedule 3.17, there is no term of employment for any employee of the Company or any Subsidiary that provides that a change of control of the Company or any Subsidiary shall entitle the employee to treat the change of control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

(g)	Each of the Company and the Subsidiaries has in all material respects complied with its legal obligations to applicants for employment, its employees and former employees.

(h)	No formal claim in relation to employees or former employees of the Company or any Subsidiary has been made and is outstanding against the Company or any of the Subsidiaries or against any person whom the Company or any of the Subsidiaries is liable to indemnify, other than routine claims for benefits in the ordinary course of business.

(i)	To Seller’s Knowledge, no employee of the Company or any Subsidiary has within a period of five years before the date of this Agreement been involved in any criminal proceedings relating to the business of the Company or any Subsidiary.

(j)	No employee of the Company or any Subsidiary is a party to or bound by any Contract, or subject to any Proceedings or Judgment, that may interfere with the use of such person’s best efforts to promote the interests of the Company and the Subsidiaries or, may conflict with the businesses of the Company and the Subsidiaries or the transactions contemplated hereby or that has had or could reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, no activity of any employee of the Company or any Subsidiary as or while an employee of the Company or any Subsidiary has caused a violation of any employment contract, confidentiality agreement, patent disclosure agreement or other Contract to which such employee was a party. Neither the execution and delivery of this Agreement nor the consummation of the Acquisition shall conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any such employee is now obligated.

3.18	Transactions with Affiliates

Except as set forth on Schedule 3.18, none of the Contracts set forth on Schedule 3.8 between the Company or any Subsidiary, on the one hand, and Seller or any Seller affiliate (other than the Company or any Subsidiary), on the other hand, shall continue to be in effect subsequent to the Closing. Except as set forth on Schedule 3.18, after the Closing none of the affiliates of Seller (other than the Company or any Subsidiary) shall have any material interest in any property (real or personal, tangible or intangible) or Contract of the Company or any Subsidiary or used in or pertaining to their business. Except as set forth on Schedule 3.18, neither Seller nor any of its affiliates (other than the Company or any Subsidiary) provides any material services to the Company or any Subsidiary. Except as set forth on Schedule 3.18, there is no transaction, and no transaction now proposed, to which the Company or any Subsidiary was or is to be a party and in which any director or officer of the Company or any Subsidiary or any person owning of record or beneficially more than 10 percent of any class of the outstanding capital stock of the Company or any Subsidiary (each such person an affiliate) or any associate of any such person had or has a direct or indirect material interest.

3.19	Disclosure

No representation or warranty of Seller contained in this Agreement or the Schedules contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was or shall be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such representation, warranty or Schedule.

3.20	Customers

Except for the customers named on Schedule 3.20, neither the Company nor any Subsidiary has any customer (other than the Company or a Subsidiary) to whom it made more than 5 percent of its total sales during its most recent full fiscal year. Except as set forth on Schedule 3.20, since the date of the Balance Sheet, there has not been (i) any material adverse change in the business relationship of the Company or any Subsidiary with any customer named on Schedule 3.20 or (ii) any change in any material term (including credit terms) of any sales agreements or any related agreements with any such customer.

3.21	Private Offering

None of Seller’s Stockholder Representative, Seller, the Company, or any affiliate or representative has issued, sold or offered any security of the Company to any person under circumstances that would cause the sale of the Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act. None of Seller’s Stockholder Representative, Seller, the Company, or any affiliate or representative shall offer the Shares or any part thereof or any similar securities for the issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Shares subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of

Purchaser and Parent contained in Section 4.5 are true and correct, the sale and delivery of the Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

3.22	Corrupt Practices

(a)	Neither the Company nor any Subsidiary nor any of their respective senior managers has ever been (nor does Seller’s Stockholder Representative or Seller have any reasonable basis for concluding that any of the aforementioned may be) convicted of any criminal or found guilty of any civil offense, in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate tax, Applicable Laws, embezzlement or other fraudulent conversion or misappropriation of property. Neither the Company nor any Subsidiary has ever, directly or indirectly, (i) entered into any transaction that violates any anti-money laundering Applicable Law or policy, and there has been no action by any person, or any internal investigation, relating thereto, (ii) made any political contribution or expenditure except in accordance with Applicable Law, or (iii) offered or provided any unlawful remuneration, entertainment or gifts to any person, including any official of any Government Entity except for small payments where it becomes necessary to expedite or secure the performance of routine governmental actions. The Company and each Subsidiary has complied in all material respects with all applicable “know-your-customer” rules, and, to Seller’s Knowledge, no customer (including any beneficiary of any account) is listed on any list of blocked persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury.

(b)	Neither the Company nor any Subsidiary nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any Subsidiary has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.23	Accounting Practices

(a)	Each of the Company and the Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the Company’s and each Subsidiary’s financial statements and to maintain accountability for the assets of the Company and each Subsidiary; (iii) access to the financial assets of the Company and each Subsidiary is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s and each Subsidiary’s financial assets is compared with existing financial assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)	Except as set forth on Schedule 3.23, Seller’s Stockholder Representative is not aware of (a) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s or any Subsidiary’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any Subsidiary’s internal control over financial reporting.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Purchaser and Parent (collectively, the Purchaser Parties) hereby jointly and severally represent and warrant to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

4.1	Organization; Standing and Power

Such Purchaser Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority and possesses all government franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not and could not reasonably be expected to have a material adverse effect on the ability of such Purchaser Party to perform its obligations under this Agreement and the Ancillary Agreements or the ability of such Purchaser Party to consummate the Acquisition and the other transactions contemplated hereby (a Purchaser Material Adverse Effect).

4.2	Authority, Execution and Delivery, Enforceability

Such Purchaser Party has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by such Purchaser Party of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by such Purchaser Party of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Such Purchaser Party has duly executed and delivered this Agreement and prior to the Closing shall have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party shall after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Applicable Laws relating to or affecting creditors’ rights generally and to general equitable principles.

4.3	No Conflicts, Consents

The execution and delivery by such Purchaser Party of this Agreement do not, the execution and delivery by such Purchaser Party of each Ancillary Agreement to which it is, or is specified to be, a party shall not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by such Purchaser Party with the terms hereof and thereof shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Purchaser Party or any of its subsidiaries under, any provisions of (i) the certificate of incorporation or by-laws of such Purchaser Party or any of its subsidiaries, (ii) any Contract to which such Purchaser Party or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to such Purchaser Party or any of its subsidiaries or their respective properties or assets, other than, in the case of subclauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Purchaser

Material Adverse Effect. No Consent of or registration, declaration or filing with any Government Entity is required to be obtained or made by or with respect to such Purchaser Party or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (i) compliance with and any filings required under Section 13(a) or 15(d) of the Exchange Act, and (ii) those that may be required solely by reason of the participation of Seller and the Company (as distinguished from any other third party) in the Acquisition and other transactions contemplated hereby and by the Ancillary Agreements).

4.4	Litigation

There are no (i) outstanding Judgments against such Purchaser Party or any of its subsidiaries, (ii) Proceedings pending or, to the knowledge of Parent, threatened against such Purchaser Party or any of its subsidiaries or (iii) investigations by any Government Entity that are, to the knowledge of Parent, pending or threatened against such Purchaser Party or any of its subsidiaries that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a Purchaser Material Adverse Effect.

4.5	Securities Act

The Shares to be purchased by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

4.6	Brokers

No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Escrow Agreement based upon arrangements made by or on behalf of the Parent, except for a fee payable by Parent to Paragon Capital Partners LLC.

4.7	Availability of Funds

Parent has cash available or has existing borrowing facilities that together are sufficient to enable it to consummate the Acquisition.

4.8	Investigation by Parent; Seller’s Liability

(a)	Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and the Subsidiaries, which investigation, review and analysis was done by Parent and, to the extent such Parent deemed appropriate, by Purchaser Affiliates. Parent acknowledges that it and the Purchaser Affiliates have been provided adequate access to the personnel, properties, premises and records of the Company and the Subsidiaries for such purpose.

(b)	Parent acknowledges that, except as set forth in this Agreement, none of the Seller Affiliates makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser Affiliates. Parent further agrees that, to the fullest extent permitted by law, no Seller Affiliate shall have any liability or responsibility whatsoever to any Purchaser Affiliate on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to any Purchaser Affiliate (or any omissions therefrom), other than (in the case of Seller and Seller’s Stockholder Representative) in respect of the specific representations and warranties set forth in Section 2 and 3 of this Agreement.

4.9	Disclosure of Information

Parent has filed all required reports, schedules, forms, statements and other documents with the US Securities and Exchange Commission (SEC) since September 1, 2002, including, without limitation Parent’s Annual Report on Form 10-K for the year ended August 31, 2003 and all subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made since such date by Parent with the SEC, all of which are available on the SEC’s website at www.sec.gov (collectively, the SEC Reports). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.	COVENANTS

5.1	Covenants Relating to Conduct of Business

(a)	Except for matters set forth on Schedule 5.1, from the date of this Agreement to the Closing, Seller and Seller’s Stockholder Representative shall cause the businesses of the Company and the Subsidiaries to be conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted (including with respect to research and development efforts, advertising, promotions, capital expenditures and inventory levels) and use all commercially reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall be unimpaired at the Closing. Prior to the Closing, Seller and Seller’s Stockholder Representative shall not, and shall not permit the Company or any Subsidiary to, take any action that would, or that could be expected to, result in any of the conditions to the purchase and sale of the Shares set forth in Section 6 not being satisfied. In addition (and without limiting the generality of the foregoing), Seller and Seller’s Stockholder Representative shall not permit the Company or any Subsidiary to do any of the following without the prior written consent of Parent:

(i)	amend its certificate of incorporation or by-laws (or comparable charter document);

(ii)	declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock;

(iii)	redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iv)	adopt, terminate or amend any Benefit Plan (or any plan that would be a Benefit Plan if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Applicable Law after providing written notice to Parent and except in the case of the Management Fee Plan, which shall be terminated by Seller prior to Closing in accordance with Section 6.2;

(v)	grant to any director, executive officer or employee any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements and except for any increases for which Seller shall be solely obligated (for purposes of this Section 5.1(a)(v) Seller may obtain prior written consent of Parent by email correspondence);

(vi)	hire, or terminate the employment of, any employees except in the ordinary course of business and consistent with past practice;

(vii)	incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice; provided, however, that in no event shall the Company or any Subsidiary incur or assume any long-term indebtedness for borrowed money;

(viii)	permit, allow or suffer any of its assets to become subjected to any Lien or Encumbrance of any nature whatsoever that would have been required to be set forth on Schedule 3.5 if existing on the date of this Agreement, other than in the ordinary course of business;

(ix)	cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(x)	except for intercompany transactions in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any Contract with, Seller or any affiliate of Seller that is not the Company or a Subsidiary;

(xi)	make any change in any method of accounting or accounting policy other than those required by IAS or make any Tax election;

(xii)	acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole;

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(xiv)	sell, lease, license or otherwise dispose of any of its assets, except inventory and obsolete or excess equipment sold in the ordinary course of business and consistent with past practice;

(xv)	enter into any lease of real property, except any renewals of existing property in the ordinary course of business approved by Parent;

(xvi)	modify, amend, terminate, renew or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, Leased Real Property (except modifications or amendments associated with renewals of existing leases approved by Parent and except for the scheduled lapse of any lease set forth on Schedule 3.6 in accordance with its terms);

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(xviii)	authorize any of, or commit or agree, whether in writing or otherwise, to take or to do any of the foregoing actions.

(b)	Advice of Changes

Seller shall promptly advise Parent in writing of the occurrence of any matter or event that materially adversely affects the business, assets, condition (financial or otherwise), working capital, liabilities or results of operations of any of the Company or any of the Subsidiaries.

(c)	Consultation

In connection with the continuing operation of the businesses of the Company and the Subsidiaries between the date of this Agreement and the Closing, Seller shall use its commercially reasonable efforts to consult in good faith on a regular and frequent basis with Parent to report all material operational developments and the general status of ongoing operations pursuant to procedures requested by Parent. Seller acknowledges that any such consultation shall not constitute a waiver by any Purchaser or Parent of any rights it may have under this Agreement and that no Purchaser Party shall have any liability or responsibility for any actions of Seller or any of its officers or directors with respect to matters that are the subject of such consultations.

5.2	No Solicitation

None of Seller’s Stockholder Representative, Seller, the Company or any Subsidiary shall authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, Seller’s Stockholder Representative, Seller, the Company or any Subsidiary to solicit, initiate or encourage any “other bid” (as defined below), enter into any agreement with respect to any other bid or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be expected to lead to, any other bid. Seller’s Stockholder Representative, Seller, the Company and the Subsidiaries promptly shall advise Parent orally and in writing of any other bid or any inquiry that could lead to any other bid and the identity of the person making any such other bid or inquiry. As used in this Section 5.2, “other bid” shall mean any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

5.3	Access to Information

Seller and Seller’s Stockholder Representative shall, and shall cause the Company and each Subsidiary to, at the expense of Parent, afford to Parent and its lenders and accountants, counsel and other representatives full and complete access, upon reasonable notice during normal business hours during the period prior to the Closing, to any and all of the properties, assets, books, contracts, commitments, Tax Returns, records and other documents of the Company and each Subsidiary, and, during such period shall furnish promptly to Parent any information concerning the Company or any Subsidiary as Parent may request. Parent shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of the Company and the Subsidiaries. As part of such examination, Parent may make such inquiries of such persons having business relationships with the Company and the Subsidiaries (including, but not limited to, suppliers, licensees, distributors and customers) as Parent shall reasonably determine appropriate and Seller shall cooperate, and shall cause the Company and each Subsidiary to cooperate, with Parent in connection therewith.

5.4	Confidentiality

(a)	Parent acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Parent and Seller (the Confidentiality Agreement), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.

(b)	Seller and Seller’s Stockholder Representative shall keep confidential all information relating to the Company and the Subsidiaries. The covenant set forth in this Section 5.4(b) shall terminate three years after the Closing Date.

(c)	Seller hereby assigns, effective at the Closing, to Parent its rights under all confidentiality agreements entered into by Seller with any person in connection with the proposed sale of the Company to the extent such rights relate to the Company and the Subsidiaries. Copies of such confidentiality agreements shall be provided to Parent on the Closing Date.

5.5	Commercially Reasonable Efforts

(a)	On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing. Without limiting the foregoing or the provisions set forth in Section 5.5(b), and subject to the second paragraph of Section 1.2, each party to this Agreement shall use its commercially reasonable efforts to cause the Closing to occur on or prior to July 30, 2004, and in no event later than September 7, 2004.

(b)	To the extent required, Parent shall as promptly as practicable following the execution and delivery of this Agreement make all necessary filings with the competition and/or merger control authorities of the United Kingdom. Seller, Seller’s Stockholder Representative, the Company and the Subsidiaries shall furnish such information and reasonable assistance as shall be necessary or appropriate for the making of such filings by Parent, and shall use their best efforts to obtain any clearance required.

(c)	Prior to the Closing and for a period of 12 months after the Closing, each party shall, and shall cause its affiliates to, use its commercially reasonable efforts to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the consummation of the Acquisition and the continued operation of the businesses of the Company and the Subsidiaries by Parent and the Purchaser in substantially the same manner as previously conducted; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

(d)	Seller shall use its reasonable best efforts to cause each of the Key Employees to enter into an Employment Agreement, effective as of the Closing Date, as soon as practicable after the execution and delivery of this Agreement.

5.6	Expenses, Transfer Taxes

(a)	Whether or not the Closing takes place, and except as set forth herein and in Sections 5.9, 8 and 9.3, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 5.3 and 5.5.

(b)	All transfer taxes and stamp or registration duties applicable to the transfer of the Shares shall be paid by Seller. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

(c)	All transfer taxes applicable to the transfer of Leased Real Property shall be paid and borne by Seller. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions and to effect the real estate transfer tax filings.

5.7	Tax Matters

(a)	Return Filings

The Company and each Subsidiary shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed prior to the Closing Date taking into account any applicable extensions, and shall pay all Taxes due with respect to such Tax Returns; provided, however, that (i) at least 30 days prior to the due date for filing any material Tax Returns (taking into account any applicable extensions), Seller shall furnish Parent with a completed copy of each material Tax Return for review and comment by Parent and (ii) no such material Tax Returns shall be filed with any taxing authority without prior written consent of Parent (which shall not be unreasonably withheld). Any Tax Return described in the preceding sentence shall be true, correct and complete in all material respects. For purposes of this Section 5.7(a)(i) and (ii), material Tax Returns shall include all Tax Returns other than VAT returns.

(b)	Cooperation

Seller, the Company, each Subsidiary, Seller’s Stockholder Representative and Parent shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Seller and its affiliates shall need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and the Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Parent and the Company shall (i) use its best efforts to properly retain and maintain such records until the expiration of the applicable statute of limitations, and (ii) to allow Seller and its agents and representatives (and agents or representatives of any of its affiliates), upon 30 days’ notice and at times and dates acceptable to Parent and the Company, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller’s expense.

(c)	Refunds and Credits

Any refund or credit of Taxes of the Company or any Subsidiary for any taxable period ending on or before the Closing Date (a Pre-Closing Tax Period Refund) shall be for the account of Seller to the extent the Company or any of the Subsidiaries has (1) paid, or (2) reserved for in the Financial Statements or Statement, or the Seller or Seller’s Stockholder Representative has made an indemnification payment under Section 8.1(a), for the Pre-Closing period Tax liability to which such Pre-Closing Tax Period Refund relates; otherwise, such Pre-Closing Tax Period Refund shall be for the account of Parent. For the purposes of the foregoing, the reserve described on Schedule 3.12 relating to the French Tax Department audit for fiscal years 2000 and 2001, shall be treated as a refund of such tax, to the extent any assessment once paid is less than such reserved amount. Notwithstanding the foregoing, any such refund or credit shall be for the account of Parent to the extent that such refunds or credits are attributable (determined on a marginal basis) to the carryback from a taxable period beginning after the Closing Date (or the portion of a Straddle Period (as defined in Section 3.12(a)) that begins on the date after the Closing Date) of items of loss, deductions or other Tax items of the Company or any Subsidiary (or any of their respective affiliates, including Purchaser and Parent). Any refund or credit of Taxes of the Company or any Subsidiary for any Straddle Period shall be equitably apportioned between Seller and Parent; provided, however, that Seller shall be entitled to its portion of such refund or credit to the extent the Company or any of the Subsidiaries has (1) paid, or (2) reserved for in the Financial Statements or the Statement, or the Seller or Seller’s Stockholder Representative has made an indemnification payment under Section 8.1(a) with respect to, the Taxes to which the Pre-Closing Tax Period portion of the refund or credit relates; otherwise, such portion of the refund or credit shall be for the account of Parent. Parent shall, if Seller so requests and at Seller’s expense, cause the Company or any Subsidiary to file for and obtain any refunds or credits to which Seller is entitled under this Section 5.7(c). Each party shall, or shall cause its affiliates to, forward to any other party entitled under this Section 5.7(c) to any refund or credit of Taxes any such refund within 10 days after such refund is received or reimburse such other party for any such credit within 10 days after the credit is allowed or applied against other Tax liability; provided, however, that any such amounts shall be net of any Tax cost or benefit to the payor party attributable to the receipt of such refund and/or the payment of such amounts to the payee party. The parties shall treat any payments under the preceding sentence as an adjustment to the Cash Consideration, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to Parent or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 8.6(d).

(d)	Tax Sharing Agreements

Seller shall cause the provisions of any Tax sharing agreement between (i) Seller or any of its affiliates (other than the Company and the Subsidiaries) and (ii) the Company or any Subsidiary, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

(e)	Prior Period Returns

Seller shall be responsible for filing any amended consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date that are required as a result of examination adjustments, inquiries or assessments made by any applicable taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by the Company or any Subsidiary, any required amended returns resulting from such examination adjustments, inquiries or assessments, as finally determined, shall be prepared by Seller and furnished to the Company or such Subsidiary, as the case may be, for approval, signature and filing at least 30 days prior to the due date for filing such Tax Returns. Notwithstanding the foregoing in this Section 5.7(e) and subject to Section 8.1(a), Parent may prepare and file any such amended, consolidated, combined or unitary Tax Returns relating to the Pre-Closing Tax Period for the Company or any Subsidiary.

5.8	Supplemental Disclosure

(a)	For the purpose of the rights and obligations of the parties under this Agreement, any supplemental or amended Schedule delivered after the execution of this Agreement shall have no effect for the purpose of determining the satisfaction of the conditions set forth in Section 6.2(a) or for purposes of determining whether any person is entitled to indemnification pursuant to Section 8.

(b)	Parent shall promptly notify Seller of, and furnish Seller any information it may reasonably request with respect to, the occurrence to the knowledge of Parent of any event or condition or the existence to the knowledge of Parent of any fact that would cause any of the conditions to Seller’s obligation to consummate the Acquisition not to be fulfilled.

(c)	Seller and Seller’s Stockholder Representative shall promptly notify Parent of, and furnish Parent with any information Parent may request with respect to, the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to any Purchaser’s obligation to consummate the Acquisition not to be fulfilled.

(d)	As soon as practicable after June 30, 2004 (if the Closing Date shall not then have occurred), Seller and Sellers’ Stockholder Representative shall deliver to Parent an unaudited consolidated balance sheet of the Company and the Subsidiaries as of June 30, 2004 and the related unaudited statements of operations and cash flows for the six-month period then ended, all certified by the chief financial officer of Seller. Delivery of such financial statements shall be deemed a representation and warranty that such financial statements are true, complete and correct in all material respects, have been prepared in conformity with IAS (except for the absence of notes and immaterial deviations) and fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period then ended, subject to normal year-end adjustments that are not material, individually or in the aggregate, with respect to the Company and the Subsidiaries.

5.9	Post-Closing Cooperation

(a)	Seller and Seller’s Stockholder Representative, on the one hand, and Parent, on the other hand, shall cooperate with each other, and shall cause their affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Company and the Subsidiaries from Seller to Purchaser and to minimize any disruption to the Company and the Subsidiaries. After the Closing, upon reasonable written notice, Seller and Seller’s Stockholder Representative, on the one hand, and Parent, on the other hand, shall furnish or cause to be furnished to each other and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company and the Subsidiaries (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

(b)	Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.9. Neither party shall be required by this Section 5.9 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Parent, those of the Company or any of the Subsidiaries). Any information relating to the Company and the Subsidiaries received by Seller pursuant to this Section 5.9 shall be subject to Section 5.4(b).

(c)	Seller and Seller’s Stockholder Representative shall use its best efforts to terminate the domiciliation arrangements listed in Schedule 3.8 in relation to the 43 rue La Fayette address of JCF Group SAS as soon as possible, and in any event prior to October 31, 2004.

5.10	Publicity

No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Company and Parent may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other.

5.11	Records

On the Closing Date or as soon as reasonably practicable thereafter, Seller shall deliver or cause to be delivered to Parent upon request of Parent all material original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, Records), if any, in the possession of Seller relating to the business and operations of the Company and the Subsidiaries.

5.12	Agreement Not To Compete

(a)	Seller’s Stockholder Representative and Seller understand that Purchaser and Parent shall be entitled to protect and preserve the going concern value of the business of the Company and each Subsidiary to the extent permitted by law and that Purchaser and Parent would not have entered into this Agreement absent the provisions of this Section 5.12 and, therefore, for a period of [Redacted] years after the Closing, Seller’s Stockholder Representative and Seller shall not, and shall cause each of his or its affiliates not to, directly or indirectly:

(i)	engage in activities or businesses, or establish any new businesses, within the jurisdictions in which the Company and the Subsidiaries operate on the date hereof that are substantially in competition with the Company or any Subsidiary (Competitive Activities), including:

(A)	selling goods or services of the type sold by the Company or any Subsidiary at or prior to Closing; and

(B)	assisting any person in any way to do, or attempt to do, anything prohibited by subclause (A) above; and

(ii)	perform any action, activity or course of conduct that is substantially detrimental to the business of the Company and the Subsidiaries (other than the sale of goods or services of a type that were not sold by the Company or any Subsidiary prior to the Closing) or business reputation, including:

(A)	soliciting, or recruiting or hiring any employee of the Company or any Subsidiary or any person who has worked for the Company or any Subsidiary on or before the date hereof;

(B)	soliciting or encouraging any employee of the Company or any Subsidiary to leave the employment of the Company or such Subsidiary; and

(C)	disclosing or furnishing to anyone any confidential information relating to the Company or any Subsidiary or otherwise using such confidential information for its own benefit or the benefit of any other person.

Nothing contained in Section 5.12(a)(ii) shall prohibit Seller or Seller’s Stockholder Representative from hiring any person who responds to newspaper advertisements or other general solicitations.

(b)	Section 5.12(a) shall be deemed not breached as a result of the ownership by Seller’s Stockholder Representative or Seller of:

(i)	less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in Competitive Activities;

(ii)	less than 5% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities; or

(iii)	a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 10% of such person’s consolidated annual revenues.

(c)	Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Section 8 and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.12(a). Purchaser and Parent shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

5.13	Certain Licenses and Permits

Seller agrees that all Permits that are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or a Subsidiary shall be duly and validly transferred to the Company or a Subsidiary without consideration prior to the Closing and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company or a Subsidiary as of the date of this Agreement.

5.14	Further Assurances

(a)	From time to time, as and when requested by any party to this Agreement, each party to this Agreement shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.5, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Parent such assignments, deeds, bills of sale, consents and other instruments as Parent or its counsel may request as necessary or desirable for such purpose.

(b)	Each party to this Agreement shall comply with its obligations under the Escrow Agreement.

5.15	Insurance

(a)	Pending the Closing Date Seller shall:

(i)	not cancel or permit any contract of insurance under which the Company or any Subsidiary is insured to lapse without renewing or replacing such policy on terms agreed with the Parent, or do anything or permit the Company or any Subsidiary to do anything that would render any notified claim to become irrecoverable or render any such policy void or voidable; and

(ii)	notify any notifiable claim in an amount of €25,000 or more per occurrence related to the Company or any Subsidiary under any such policy of insurance and procure that any insurance claim recoveries relating to the Company or any Subsidiary in respect of claims notified prior to the Closing Date are promptly paid (as appropriate) to the Company and the Subsidiaries on receipt (whether received before or after the Closing Date).

(b)	Seller shall procure that after the Closing Date, the Company, the Subsidiaries, Purchaser and Parent shall retain the right to claim under any liability insurance contract under which they (or their predecessors in business) were insured prior to the Closing Date in respect of actual and contingent liabilities incurred by the Company and the Subsidiaries before Closing. For the avoidance of doubt it is agreed that this continuing right: (i) extends to matters that have not been notified to insurers prior to the Closing Date; and (ii) is subject to the terms and conditions and limits of the policy concerned.

(c)	Purchaser, Parent, the Company and the Subsidiaries shall be entitled to deal directly with the insurers and Seller’s insurance brokers in relation to any actual or potential claim (including claims made before and after the Closing Date) made by it or on its behalf under contracts of insurance in existence at or before the Closing Date, and to receive direct payment of any monies payable to it under such policies. Purchaser or Parent shall inform Seller promptly of any claim notified by the Company and the Subsidiaries under any such policy after the Closing Date, and (on written request and subject to such terms as to confidentiality as Purchaser or Parent may reasonably require) of the amount of any settlement agreed with insurers or of the fact that litigation or arbitration proceedings have been initiated against or by insurers in respect of such claim.

(d)	Seller will promptly provide to Purchaser, Parent and the Company and the Subsidiaries on request (and at Purchaser’s expense) such information, documents and assistance as they may reasonably require in order to determine and exercise their rights under subclauses (b) and (c) above.

(e)	Seller undertakes to do nothing after the Closing Date that would cause the terms of any insurance contract under which the Company and the Subsidiaries may have continuing rights to be altered without Purchaser’s prior written consent, nor to do anything that would render any such policy, or any claim by the Company and the Subsidiaries under it, void or voidable.

6.	CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligation

The obligation of the Purchaser to purchase and pay for the Shares and the obligation of Seller to sell the Shares to the Purchaser is subject to the satisfaction (or waiver) on or prior to the Closing Date of the following conditions:

(a)	Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity required for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

(b)	No Injunctions or Restraints. No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Government Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

(c)	Assignment of Intellectual Property Rights held by MKY. MKY Financial Software Limited and Purchaser shall have entered into an agreement substantially in the form of Exhibit 5 attached hereto, effecting the transfer to Purchaser of all intellectual property rights held by MKY Financial Software Limited in connection with JCF Quant, JCF Partners or any other product or application used or sold by the Company or any of its Subsidiaries in exchange for [Redacted].

6.2	Conditions to Obligation of the Purchaser

The obligation of the Purchaser to purchase and pay for the Shares is subject to the satisfaction (or waiver) on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Seller and Seller’s Stockholder Representative in this Agreement and the Ancillary Agreements that are qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed by an authorized officer of Seller and by Seller’s Stockholder Representative to such effect.

(b)	Performance of Obligations of Seller. Seller and Seller’s Stockholder Representative shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller or Seller’s Stockholder Representative by the time of the Closing, and Parent shall have received a certificate signed by an authorized officer of Seller and by Seller’s Stockholder Representative to such effect.

(c)	Absence of Proceedings. There shall not be pending or threatened by any Government Entity any Proceeding:

(i)	challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from any Purchaser Party in connection with the Acquisition any damages that are material in relation to such Purchaser Party, its subsidiaries the Company or any Subsidiary taken as a whole;

(ii)	seeking to prohibit or limit the ownership or operation by any Purchaser Party of any portion of the business or assets of such Purchaser Party, its subsidiaries, or the Company or any Subsidiary, or to compel any Purchaser Party, its subsidiaries or the Company or any Subsidiary to dispose of or hold separate any portion of the business or assets of such Purchaser Party, its subsidiaries, or the Company or any Subsidiary, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement;

(iii)	seeking to impose limitations on the ability of any Purchaser Party to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company; or

(iv)	seeking to prohibit any Purchaser Party or any of its subsidiaries from effectively controlling in any respect the business or operations of the Company or any Subsidiary;

provided, however, that this condition shall be deemed to be waived as to any suit, action or proceeding (except for any suit, action or proceeding by any Government Entity) if Seller provides to such Purchaser Party indemnification in form and substance reasonably satisfactory to Parent and its counsel with respect to any such suit, action or proceeding.

(d)	Reacquisition of Minority Interests. Seller shall have furnished to Parent such documentation as shall be reasonably acceptable to Parent evidencing the acquisition by Seller of the minority interests in JCF Group SAS.

[Redacted]

(h)	JCF Estimates Database. Seller shall have furnished in reasonable detail a technical description of the JCF estimates database that is reasonably satisfactory to Parent (and Parent shall not unreasonably withhold or delay its indication of its satisfaction with such description).

(i)	Repayment of Loans. Any loan made to Seller or any employee of any of the Company and the Subsidiaries shall have been repaid in full in cash to Parent except for expense account advances made in the ordinary course of business prior to the incurrence of the related expenses.

(j)	Employment Agreements. Each of the Key Employees shall have entered into an Employment Agreement as of Closing substantially in the form of Exhibit 2.

(k)	Management Fee Plan. Seller shall have furnished to Parent documentation reasonably satisfactory to Parent evidencing the termination of the Management Fee Plan (and confirming that no amounts will be payable by Purchaser or Parent with respect thereto).

(l)	Asset Management Business. Seller shall have furnished to Parent documentation reasonably satisfactory to Parent with respect to the exclusion of the Asset Management Business from the Acquisition, and Parent shall be satisfied that the Acquisition will not result in the assumption of any liabilities related thereto and that the excluded assets do not include any assets used in the businesses of the Company and the Subsidiaries. Seller shall have furnished to Parent documentation reasonably satisfactory to Parent showing that all Contracts of the Company and any Subsidiary relating to the Asset Management Business have been terminated.

(m)	Consulting Agreement with MKB Consult. Seller shall have furnished to Parent documentation reasonably satisfactory to Parent evidencing that all existing contractual arrangements between MKB Consult and JCF Group SAS, including the agreement dated November 1, 2000, shall have been terminated and all amounts owing related thereto shall have been paid by Seller.

(n)	Accounts, Safe Deposit Boxes, Powers of Attorney; Officers and Directors. Seller shall have furnished to Parent (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and each Subsidiary and those persons authorized to sign thereon, (ii) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder, (iii) a true and correct list of all powers of attorney granted by the Company and each Subsidiary and those persons authorized to act thereunder and (iv) a true and correct list of all officers and directors of the Company and each Subsidiary.

(o)	Minute Books. Seller shall have certified to Parent that the minute books of the Company and each Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions of their respective stockholders and boards of directors and committees thereof and Parent shall be satisfied therewith.

(p)	Deeds of Transfer. Seller shall have furnished to Parent evidence reasonably satisfactory to Parent with respect to the Deeds of Transfer and related notarial documentation for the transfers of all Shares to Seller (other than Shares held by Seller since incorporation).

(q)	Other Documents. Seller shall have furnished to Parent such other documents relating to corporate existence and authority, absence of Liens, and such other matters as Parent or its counsel may reasonably request.

6.3	Conditions to Obligation of Seller

The obligation of Seller to sell the Shares is subject to the satisfaction (or waiver) on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of the Purchaser and Parent made in this Agreement and the Ancillary Agreements that are qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made as on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect. Seller shall have received a certificate signed by an authorized officer of Parent to such effect.

(b)	Performance of Obligations of Purchaser. Each Purchaser Party shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Purchaser Party by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Parent to such effect.

(c)	Absence of Proceedings. There shall not be pending or threatened any Proceeding challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Seller in connection with the Acquisition any damages that are material in relation to Seller.

6.4	Frustration of Closing Conditions

No party may rely on the failure of any condition set forth in this Section 6 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.5.

7.	TERMINATION, AMENDMENT AND WAIVER

7.1	Termination

(a)	Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated hereby abandoned at any time prior to the Closing:

(i)	by mutual written consent of the parties;

(ii)	by Seller if any of the conditions set forth in Sections 6.1 or 6.3 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(iii)	by Parent if any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment and shall not have been waived by Parent;

(iv)	by Seller or Parent, if the Closing does not occur on or prior to September 7, 2004; or

(v)	by either Parent or Seller in the event that any Government Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

provided, however, that the party seeking termination pursuant to subclause (ii), (iii), (iv) or (v) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)	In the event of termination by Seller or Parent pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)	Parent shall return all documents and other materials received from Seller, the Company or any Subsidiary relating to the Acquisition, whether so obtained before or after the execution of this Agreement, to Seller; and

(ii)	all confidential information received by Parent with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement; and

(iii)	the Escrow Agreement, any Employment Agreement and any other Ancillary Agreement entered into in connection with this Agreement shall be null and void and of no further force and effect.

7.2	Effect of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of:

(i)	Section 5.6 relating to certain expenses;

(ii)	Section 2.3 and Section 4.6 relating to finder’s fees and broker’s fees;

(iii)	Section 7.1 and this Section 7.2; and

(iv)	Section 5.10 relating to publicity.

Nothing in this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

7.3	Amendments and Waivers

This Agreement may only be amended by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Parent, on the one hand, or Seller and Seller’s Stockholder Representative, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

8.	INDEMNIFICATION

8.1	Tax Indemnification

(a)	From and after the Closing, Seller and Seller’s Stockholder Representative shall be liable for, and shall jointly and severally indemnify Parent, Purchaser, its affiliates (including the Company and the Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives (Purchaser Indemnitees) against and hold them harmless from (i) any excess of (x) the liability for Taxes of the Company and the Subsidiaries over (y) charges, accruals, and reserves for Taxes reflected on the Financial Statements and the Statement for the Pre-Closing Tax Period, (ii) all liability (as a result of Treasury Regulation §1.1502-6(a) or otherwise) for Taxes of Seller or any other corporation that is or has been affiliated with Seller (other than the Company or any Subsidiaries), (iii) all liability for reasonable legal fees and expenses for any item attributable to any item in subclause (i) or (ii) above; and (iv) all reasonable fees and expenses incurred by Parent in connection with the preparation and filing of any Tax Return for Pre-Closing Tax Periods that Parent is required to file pursuant to Section 5.7(a) and Section 5.7(e).

(b)	From and after the Closing, Parent and the Company, jointly and severally, shall indemnify Seller against and hold Seller harmless from (i) all liability for Taxes of the Company and the Subsidiaries relating to the Post-Closing Tax Period and (ii) all liability for reasonable legal fees and expenses attributable to any item in subclause (i) above.

(c)	Any indemnity payment to be made under this Section 8.1 shall be paid within 10 Business Days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

8.2	Other Indemnification by Seller and Seller’s Stockholder Representative

(a)	Seller and Seller’s Stockholder Representative shall be liable for, and shall jointly and severally indemnify each Purchaser Indemnitee against and hold it harmless from, any loss, liability, claim, damage or expense including reasonable legal fees and expenses (collectively, Losses), suffered or incurred by such Purchaser Indemnitee (other than any Loss relating to Taxes, for which indemnification provisions are set forth in Section 8.1) arising from, relating to or otherwise in respect of:

(i)	any breach of any representation or warranty of Seller or Seller’s Stockholder Representative that survives the Closing contained in this Agreement, in any Ancillary Agreement or in any certificate delivered pursuant hereto (it being agreed and acknowledged by the parties that for purposes of right to indemnification pursuant to this subclause (i) the representations and warranties of Seller or Seller’s Stockholder

Representative contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Material Adverse Effect); and

(ii)	any breach of any covenant of Seller or Seller’s Stockholder Representative contained in this Agreement; and any fees, expenses or other payments incurred or owed by Seller or Seller’s Stockholder Representative to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

[Redacted]

8.3	Purchaser Indemnification

(a)	Subject to Section 8.1(b), Parent and Purchaser shall jointly and severally indemnify Seller and Seller’s Stockholder Representative against and hold him or it harmless from any Loss suffered or incurred by Seller or, with respect to Section 8.3(a)(ii), Seller’s Stockholder Representative (provided, however, that in no event shall there be liability to both Seller and Seller’s Stockholder Representative arising out of the same event or state of facts) to the extent arising from:

(i)	any breach of any representation or warranty of any Purchaser Party that survives the Closing contained in this Agreement or in any Ancillary Agreement or in any document delivered in connection herewith;

(ii)	any breach of any covenant of any Purchaser Party contained in this Agreement requiring performance after the Closing Date; and

(iii)	any guarantee or obligation to assure performance given or made by Seller or any affiliate of Seller with respect to any obligation of the Company or any Subsidiary disclosed in writing to Parent in the Schedules attached to this Agreement.

8.4	Calculation of Losses; Satisfaction from Escrowed Funds

(a)	The amount of any Loss or Tax liability for which indemnification is provided under this Section 8 shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and shall be increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder

(grossed up for such increase). The amount of any such Tax cost shall be calculated without regard to any loss, allowance, credit, relief, deduction or set-off or any right to a repayment of Taxation. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

(b)	The amount of any Loss for which any Purchaser Indemnitee is entitled to receive indemnification from Seller and Seller’s Stockholder Representative pursuant to Section 8.1(a) and Section 8.2(a) shall first be satisfied from any available Escrowed Funds prior to any claim being enforced against any other assets of Seller or Seller’s Stockholder Representative. For the avoidance of doubt, nothing contained in the preceding sentence shall limit the ability of any Purchaser Indemnitee to seek indemnification or enforcement of any legal or equitable claim any of them may have directly against Seller or Seller’s Stockholder Representative if the Escrowed Funds are, or are believed to be, insufficient to compensate any of them for any such Loss or if the Escrowed Funds have been released.

8.5	Termination of Indemnification

The obligations to indemnify and hold harmless any party (i) pursuant to Section 8.1, shall terminate six months after the last date on which the relevant taxing authority may seek to recover any Taxes referred to in Section 8.1, (ii) pursuant to Section 8.2(a)(i) or 8.3(a)(i), shall terminate [Redacted] and (iii) pursuant to the other subclauses of Sections 8.2 and 8.3 shall not terminate; provided, however, that any such obligations to indemnify and hold harmless that would otherwise terminate shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 8.6 to the party to be providing the indemnification.

8.6	Procedures

(a)	Third Party Claims

In order for a person (the indemnified party) to be entitled to any indemnification provided for under Section 8.2 or 8.3 in respect of, arising out of or involving a claim made by any person against the indemnified party (a Third Party Claim), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within 10 Business Days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five Business Days’ time after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)	Assumption

If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above).

If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, thereby releasing the indemnified party completely in connection with such Third Party Claim, unless the indemnified party would be adversely affected by such actions.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by Section 8.2 or 8.3 shall be made by periodic payments of the amount thereof during the course of the investigation or defense as and when bills are received or loss, liability, claim, damage or expense is incurred. All claims under Section 8.2 or 8.3 other than Third Party Claims shall be governed by Section 8.6(c). All Tax Claims (as defined in Section 8.6(d)) shall be governed by Section 8.6(d).

(c)	Other Claims

In the event any indemnified party should have a claim against any indemnifying party under Section 8.2 or 8.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 8.5 and 8.7, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.2 or 8.3, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.2 or 8.3, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.2 or 8.3 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided below, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, it not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(d)	Procedures Relating to Indemnification of Tax Claims

(i)	If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to any Purchaser Indemnitee pursuant to Section 8.1, Parent shall promptly notify Seller in writing of such claim (a Tax Claim) within 20 Business Days.

(ii)	Subject to Section 8.6(d)(iv), with respect to any Tax Claim relating to Taxes of the Company or any Subsidiary, Parent, the Company and/or any such Subsidiary shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where Applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Seller may at its own cost and expense retain its own tax advisor or counsel to monitor or preserve its interest in any proceeding taken in connection with any Tax Claim relating to the Pre-Closing Tax Period.

(iii)	Parent and the Company shall cooperate with Seller to enable Seller to monitor any proceeding or to preserve its interest with respect to any Tax Claim relating to the Pre-Closing Tax Period, such cooperation shall include the retention and (upon Seller’s request) the provision to Seller of records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(iv)	In no case shall any Purchaser Indemnitee pay, settle or otherwise compromise any Tax Claim relating to a Pre-Closing Tax Period without the prior written consent of Seller (which shall not be unreasonably withheld). Neither party shall settle a Tax Claim relating solely to Taxes of the Company without the other party’s prior written consent (which shall not be unreasonably withheld) to the extent any portion of the Tax Claim would not give rise to an indemnity obligation under this Section 8 on the part of the party seeking to settle the Tax Claim and the settlement of such Tax Claim would impact the Tax liability or Tax indemnity obligation of the other party.

(e)	Mitigation

Parent and Seller and Seller’s Stockholder Representative shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Parent or Seller or Seller’s Stockholder Representative shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any Loss that could reasonably be expected to have been avoided.

(f)	Sole Remedy

(i)	If the Closing occurs, the indemnification provisions of this Section 8 shall be the sole remedy for any breach of this Agreement (other than claims based on fraud or actions for specific performance and other than as provided in Section 5.12).

(ii)	The indemnification and other provisions of this Section 8 shall govern the procedure for all indemnification matters under this Agreement, except to the extent otherwise expressly provided herein.

[Redacted]

8.8	No Recourse against the Company or any Subsidiary

In no event shall Seller or Seller’s Stockholder Representative be entitled to make any claim against the Company or any Subsidiary for contribution, indemnification or subrogation in connection with any matter with respect to which Seller or Seller’s Stockholder Representative shall have an indemnification obligation under this Section 8.

9.	GENERAL PROVISIONS

9.1	Assignment

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party to this Agreement (including by operation of law in connection with a merger, a sale of substantially all of the assets, or consolidation of such party) without the prior written consent of the parties. Notwithstanding the foregoing:

(i)	Purchaser may assign its right to purchase the Shares to a subsidiary or an affiliate of Parent without the prior written consent of any other party; and

(ii)	Purchaser may assign its rights hereunder by way of security and such secured party may assign such rights by way of exercise of remedies; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Any attempted assignment in violation of this Section 9.1 shall be void.

9.2	No Third-Party Beneficiaries

Except (if the Closing occurs) as provided in Section 8 and this Section 9, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, expressed or implied, shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights, benefits or remedies of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.3	Expenses

Except as otherwise specified in this Agreement or the Escrow Agreement, all costs and expenses, including fees of and disbursements for counsel, financial advisors and accountants, incurred in connection with this Agreement or the Escrow Agreement and the transactions contemplated by this Agreement and the Escrow Agreement shall be paid by the party to this Agreement incurring such costs and expenses, whether or not the Closing shall have occurred. In no event shall the Company or any Subsidiary be responsible for Seller’s transaction expenses.

For the avoidance of doubt, a party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

9.4	Notices

All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, return receipt requested, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4):

(i)	if to Purchaser or Parent,

prior to August 15, 2004

FactSet Research Systems Inc.

One Greenwich Plaza

Greenwich, Connecticut 06830-6352

Fax: (203) 552-4813

Attention: Rachel Stern

after August 15, 2004

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

Attention: Rachel Stern

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Fax: (212) 610-6399

Attention: Eric S. Shube

(ii)	if to Seller or Seller’s Stockholder Representative,

JCF Group

c/o JCF International Limited

21 Curtain Road

London, EC2A 3LW

ENGLAND

Fax:

Attention: Jacques Chahine

with a copy to:

Mintz Levin Cohn Ferris Glovsky and Popeo PC

666 Third Avenue

New York, NY 10017

Fax: (212) 983-3115

Attention: Michael B. Barry

9.5	Interpretation; Exhibits and Schedules; Certain Definitions

(a)	The headings contained in this Agreement, in any Exhibits or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Clause, Exhibit or Schedule, such reference shall be to an Article, Section or Clause of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(b)	For all purposes hereof:

affiliate of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person.

Material Adverse Effect means a material adverse effect:

(i)	on the business, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, any change or effect, to the extent it is attributable to (A) any change in general economic conditions (i) in the estimates database industry or (ii) the United States and EU economies including, but not limited to, any acts of terrorism or any outbreak of hostilities or war, provided that the Company and the Subsidiaries are not disproportionately affected thereby, (B) matters generally affecting companies in the same or similar industries to the industries in which the Company and the Subsidiaries operate, or (C) the public announcement of this Agreement, shall not be considered in determining whether a Material Adverse Effect has occurred;

(ii)	on the ability of Seller and Seller’s Stockholder Representative to perform its obligations under this Agreement and the Ancillary Agreements; or

(iii)	on the ability of Seller and Seller’s Stockholder Representative to consummate the Acquisition and the other transactions contemplated hereby in accordance with the terms hereof and without material delay.

person means any individual, firm, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, syndicate, group, Government Entity or other entity that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Seller’s Knowledge means the actual knowledge of any of the Key Employees, and the knowledge that any such Key Employee would have had had such Key Employee made a reasonable inquiry of the officers of the Company and the Subsidiaries who have responsibility for the relevant matter.

subsidiary of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50 percent or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

9.6	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts and by the different parties hereto in separate counterparts, all of which shall be deemed one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

9.7	Entire Agreement

This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties relating to the subject matter hereof and thereof. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

9.8	Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other person or circumstances.

9.9	Consent to Jurisdiction

Each party irrevocably and unconditionally submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party to this Agreement hereby waives formal service of process and agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.9. Each party to this Agreement irrevocably and unconditionally waives, pursuant to the provisions of Section 5-1402 of the New York General Obligations Law, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.10	Governing Law

This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the

State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction. Each party to this Agreement further agrees that the laws of the State of New York bear a reasonable relationship to this Agreement and irrevocably and unconditionally waives, pursuant to Section 5-1401 of the New York General Obligations Law, any objection to the application of the laws of the State of New York to any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby and further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding should not be governed by the laws of the State of New York. This Agreement has been negotiated, executed and delivered in the State of New York.

9.11	Waiver of Jury Trial

EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

9.12	Guaranty

Parent hereby guarantees the obligations of Purchaser (and any assignee under Section 9.1(i)) under this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

FACTSET RESEARCH SYSTEMS INC.

by

/s/ Philip A. Hadley
Name: Philip A. Hadley
Title: Chief Executive Officer

FACTSET EUROPE S.ÀR.L.

by

/s/ Philip A. Hadley
Name: Philip A. Hadley
Title: Chief Executive Officer, FactSet Limited

JACQUES CHAHINE

/s/ Jacques Chahine

DECISION DATA LUXEMBOURG S. A.

by

/s/ C. Blondeau
Name: C. Blondeau
Title: Director

EXHIBIT 1

ESCROW AGREEMENT

ESCROW AGREEMENT dated as of September [•], 2004

AMONG:

(1)	FACTSET RESEARCH SYSTEMS INC., a Delaware corporation (Parent);

(2)	FACTSET EUROPE S.ÀR.L., a private limited liability company organized under the laws of Luxembourg and an indirect wholly owned subsidiary of Parent (Purchaser);

(3)	DECISION DATA LUXEMBOURG S.A., a limited liability company organized under the laws of Luxembourg (Seller);

(4)	JACQUES CHAHINE (Seller’s Stockholder Representative); and

(5)	JPMORGAN CHASE BANK, a bank organized under the laws of the State of New York (Escrow Agent).

Seller, Seller’s Stockholder Representative, Purchaser and Parent have entered into a stock purchase agreement dated June 29, 2004 (the Purchase Agreement), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell all the issued and outstanding capital stock of Decision Data System B.V., a limited liability company organized under the laws of the Netherlands (the Company). In accordance with Section 1.3(a)(iv) of the Purchase Agreement, Parent is depositing with Escrow Agent 4,200,000 in immediately available funds (as increased by any earnings thereon and as reduced by any disbursements or losses on investments) (the Escrowed Funds) to be held and disposed of as herein provided. Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Purchase Agreement. All funds in euro will be held by JPMorgan Chase Bank, London Branch.

The parties, intending to be legally bound, hereby agree as follows:

1.	Deposit of Escrowed Funds

(a)	Parent is depositing with Escrow Agent the Escrowed Funds. Escrow Agent acknowledges receipt thereof.

(b)	Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrowed Funds pursuant to the terms and conditions hereof.

2.	Investment of Escrowed Funds

The Escrowed Funds shall be deposited and maintained in an interest-bearing deposit demand account with Escrow Agent, until disbursement of all the Escrowed Funds. The interest bearing account bears interest at the JPMorgan Overnight bid rate for deposits in euro. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrowed Funds consisting of investments to provide for payments required to be made under this Agreement.

3.	Disposition of Escrowed Funds

(a)	If an amount is payable to Parent pursuant to Section 1.4(c) of the Purchase Agreement, Parent and Seller shall jointly give notice to Escrow Agent stating that the Adjusted Cash Consideration has been determined in accordance with Section 1.4 of the Purchase Agreement and specifying the euro amount payable to Parent. Immediately following the receipt of such notice, Escrow Agent shall pay to Parent the euro amount so specified from the Escrowed Funds, up to a maximum amount of [Redacted].

(b)	From time to time on or before the [Redacted] anniversary of the Closing Date (it being understood and agreed that, in accordance with Section 6 hereof and Section 8.5 of the Purchase Agreement, further clarifications may be made after such [Redacted] anniversary with respect to matters as to which notice of a Claim or prospective Claim has been made on or before such date), Parent may give notice (a Notice) to Seller and Escrow Agent specifying in reasonable detail the nature and euro amount of any claim (a Claim) that any Purchaser Indemnitee may have (x) under Section 8.1(a) or Section 8.2 of the Purchase Agreement, or (y) as a result of the occurrence of any of the following (which Seller hereby indemnifies each Purchaser Indemnitee against as fully as if such matters were set forth in Section 8.2 of the Purchase Agreement):

(i)	any recharacterization as salary of damages paid to Mr. Soumilliard pursuant to the Settlement Agreement between him and JCF Group SAS;

(ii)	any recharacterization as salary of fees paid to certain employees pursuant to the JCF Group Management Fee Plan;

(iii)	any obligation of the Company or any of the Subsidiaries at any time to withhold or account for any Taxes (in any jurisdiction) under Pay As You Earn or otherwise, together with any and all interest, penalties, additions to tax and additional amounts imposed (for example by reason of the grossing up of any payments made or of payments that ought to have been made) in relation to all and any emoluments, earnings or other benefits received or receivable by reason of employment including, for the avoidance of doubt, any amounts payable under or by reference to the 2003 JCF Group Management Fee Plan or in connection with the performance by an employee of duties in any jurisdiction and in respect of any liability that may arise due to any failure to observe or comply with the directions, rules or concessions of any tax or social security authority; and

(iv)	any damages arising to Purchaser or Parent in connection with the domiciliation arrangements listed in Schedule 3.8 of the Purchase Agreement relating to the 43 rue La Fayette address of JCF Group SAS prior to termination of such arrangements in accordance with Section 5.9(c) of the Purchase Agreement.

No Claim may be made in respect of any item set forth in clauses (i) to (iv) above unless such Claim is in an amount that exceeds the amount set forth in Section 8.2(b)(ii) of the Purchase Agreement. The limitation set forth in Section 8.2(b)(i) of the Purchase Agreement shall not apply to any item set forth in clauses (i) to (iv) above, and any payment made hereunder in respect of any item set forth in clauses (i) to (iv) above shall not be considered for purposes of calculating the aggregate Losses incurred for purposes of such Section 8.2(b)(i). Each Purchaser Indemnitee may make more than one Claim with respect to any underlying state of facts.

(c)	If Seller gives notice to Parent and Escrow Agent disputing any Claim (a Counter Notice) within 10 Business Days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(e). If no Counter Notice is received by Escrow Agent within such 10 Business Day period, then the euro amount of damages claimed by Purchaser Indemnitee as set forth in the Notice given by Parent shall be deemed established for purposes of this Agreement and the Purchase Agreement and, at the end of such 10 Business Day period, Escrow Agent shall pay to Parent on the next Business Day the euro amount claimed in the Notice from (and only to the extent of) the Escrowed Funds. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

(d)	No Notice or Counter Notice shall be valid for the purposes hereof unless Parent, in the case of a Notice, and Seller, in the case of a Counter Notice, in respect of any Claim undertakes in such Notice or Counter Notice, as the case may be, to pay all legal fees and out-of-pocket expenses incurred by the other party with respect to such Claim (and the enforcement of such other party’s rights under the Purchase Agreement and this Agreement), together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the date the Claim is made to the date of payment, in the event a court of competent jurisdiction makes an order in accordance with Section 3(e)(ii) in favor of such other party. Unless Parent otherwise consents, such fees, expenses and interest (in the case of Seller) may not be paid out of the Escrowed Funds.

(e)	If a Counter Notice is given with respect to a claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Parent and Seller or (ii) an award, order or judgment of a court of competent jurisdiction. Escrow Agent shall act on such court order without further question.

(f)	In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent. Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of the Escrowed Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that these security procedures are commercially reasonable.

4.	Duties of Escrow Agent

(a)	Escrow Agent shall not be required to invest any funds held hereunder except as directed pursuant to Section 2 of this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(b)	This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement. Escrow Agent’s duties are ministerial in nature.

(c)	Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct, and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrowed Funds, or any loss of interest incident to any such delays.

(d)	Notwithstanding anything to the contrary in this Agreement, in no event shall Escrow Agent be liable for special, indirect or consequential damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood for such loss or damage and regardless of the form of action. The parties hereto acknowledge that this Section 4(d) shall survive the resignation or the removal of Escrow Agent or the termination of this Agreement.

(e)	Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(f)	Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted in accordance with such advice.

(g)	Escrow Agent does not have any interest in the Escrowed Funds deposited hereunder but is serving as escrow agent only and having only possession thereof. Any payments of income from this Agreement shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto shall provide Escrow Agent with appropriate W-9 and W-8 forms for tax identification, number certification, or nonresident alien certifications.

(h)	Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other documents or instrument held by or delivered to it.

(i)	Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrowed Funds to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent shall take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day that is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrowed Funds until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final and nonappealable order of a court of competent jurisdiction.

(j)	In the event of any disagreement between Parent and Seller resulting in adverse claims or demands being made in connection with the Escrowed Funds, or in the event that Escrow Agent in good faith is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrowed Funds until Escrow Agent shall have received (i) a final nonappealable order of a court of competent jurisdiction directing delivery of the Escrowed Funds or (ii) a written agreement executed by Parent and Seller directing delivery of the Escrowed Funds, in which event Escrow Agent shall disburse the Escrowed Funds in accordance with such order or agreement. Escrow Agent shall act on any court order without further question.

(k)	Parent and Seller shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of U.S.$7,500 at the time of execution of this Agreement and U.S.$7,500 annually thereafter (not subject to proration), and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne 50% by Parent, 50% by Seller (Seller’s portion of the fee may be paid, at the option of Parent, from the Escrowed Funds).

5.	Notices

All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, return receipt requested, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

(i) if to Purchaser or Parent,

prior to August 15, 2004

FactSet Research Systems Inc.

One Greenwich Plaza

Greenwich, Connecticut 06830-6352

Fax: (203) 552-4813

Attention: Rachel Stern

after August 15, 2004

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

Attention: Rachel Stern

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Fax: (212) 610-6399

Attention: Eric S. Shube

(ii) if to Seller or Seller’s Stockholder Representative,

JCF Group

c/o JCF International Limited

21 Curtain Road

London, EC2A 3LW

ENGLAND

Fax:

Attention: Jacques Chahine

with a copy to:

Mintz Levin Cohn Ferris Glovsky and Popeo PC

666 Third Avenue

New York, NY 10017

Fax: (212) 983-3115

Attention: Michael B. Barry

(iii) if to Escrow Agent, to:

JPMorgan Chase Bank

4 New York Plaza

21st Floor

New York, NY 10004

Fax: (212) 623-6168

Attention: Vicky Caldas

6.	Termination

On the [Redacted] anniversary of the Closing Date, Escrow Agent shall pay and distribute to Seller all remaining Escrowed Funds, unless (i) any Claims are then pending, in which case an amount equal to the aggregate euro amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent as Escrowed Funds or (ii) Parent has given notice to Seller and Escrow Agent specifying in reasonable detail the nature of any other claim that any Purchaser Indemnitee may have under Section 8.1(a) or Section 8.2 of the Purchase Agreement or under Section 3(b) of this Agreement with respect to which it is unable to specify the amount of Losses, in which case the entire Escrowed Funds shall be retained by Escrow Agent, in either case until it receives joint written instructions of Parent and Seller or a certificate signed by Parent and accompanied by an award, order or judgment of a court of competent jurisdiction as contemplated by Section 3(e).

7.	Miscellaneous

(a)	Neither party may assign any of its rights under this Agreement without the prior consent of the other parties (such consent not to be unreasonably withheld, delayed or conditioned), except that Parent may assign any of its rights under this Agreement to any Subsidiary or affiliate of Parent without the prior written consent of any other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and successors and assigns.

(b)	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

(c)	This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(d)	Each party irrevocably and unconditionally submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party to this Agreement hereby waives formal service of process and agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7(d). Each party to this Agreement irrevocably and unconditionally waives, pursuant to the provisions of Section 5-1402 of the New York General Obligations Law, any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(e)	This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction. Each party to this Agreement further agrees that the laws of the State of New York bear a reasonable relationship to this Agreement and irrevocably and unconditionally waives, pursuant to Section 5-1401 of the New York General Obligations Law, any objection to the application of the laws of the State of New York to any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding should not be governed by the laws of the State of New York. This Agreement has been negotiated, executed and delivered in the State of New York.

(f)	EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY RELATING TO ANY DISPUTE ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7(f).

(g)	Seller’s Stockholder Representative shall cause Seller to perform its obligations under this Agreement.

(h)	Any corporation into which Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of Escrow Agent in its individual capacity may be transferred, shall be Escrow Agent under this Agreement without requirement for further action.

(i)	In the event that Escrow Agent is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or other cause reasonably beyond its control, Escrow Agent shall not be liable for damages to the other parties for any damages resulting from such failure to perform otherwise from such causes. Performance under this Agreement shall resume when Escrow Agent is able to perform substantially perform.

(j)	In the event that any Escrowed Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by any order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrowed Funds deposited under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

FACTSET RESEARCH SYSTEMS INC.

by

Name:
Title:

FACTSET EUROPE S.ÀR.L.

by

Name:
Title:

JACQUES CHAHINE

DECISION DATA LUXEMBOURG S.A.

by

Name:
Title:

JPMORGAN CHASE BANK

by

Name:
Title:

SCHEDULE 1

Telephone Number(s) for Call-backs and

Person(s) Designated to Confirm Funds Transfer Instructions

FactSet Research Systems Inc.

Name	Telephone Number
1. Rachel Stern	203 863 7613

2. Ernest Wong	203 863 1525

3. Mark Dell’Isola	203 863 1516

EXHIBIT 2

EMPLOYMENT AGREEMENT

[FORM OF EMPLOYMENT AND NONCOMPETITION

AGREEMENT–U.S. PERSONNEL]

EMPLOYMENT AGREEMENT

AGREEMENT made as of the [29th] day of [June], 2004

BETWEEN:

(1)	FactSet Research Systems Inc., a Delaware corporation (the Company or FactSet), and

(2)	(the Executive).

WHEREAS:

(A)	The Company recognizes that the Executive’s contribution to the success of JCF Group, Inc. has been substantial, and the Company desires to secure the Executive’s employment with the Company;

(B)	The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided; and

(C)	In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	EMPLOYMENT

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.	TERM

The employment of the Executive by the Company as provided in Section 1 will commence on the closing of the acquisition by the Company (or one of its affiliates) of Decision Data System B.V., JCF Group SAS, JCF Italia S.r.l., JCF Information (Asia) Pte Limited, JCF Group, Inc., JCF Partners Limited, JCF International Limited and JCF Development Limited (collectively, JCF Group) through the purchase of all the outstanding stock of Decision Data System B.V. pursuant to a definitive stock purchase agreement between the Company, FactSet Europe s.àr.l., Jacques Chahine and Decision Data Luxembourg S.A. of even date herewith (the Commencement Date) and end on the third anniversary of the Commencement Date, unless sooner terminated as hereinafter provided (the Term), provided, however, that at the end of the Term and at the end of any extension thereof this Agreement shall automatically renew for an additional one-year term (any such extension, together with the Term, constituting the Extended

Term) unless either party gives written notice at least ninety (90) days in advance of the expiration of the Term or the Extended Term, as the case may be, that it shall not be so extended. If such acquisition of JCF Group does not occur for any reason, this Agreement shall be null and void and of no force or effect.

3.	POSITION AND DUTIES

The Executive shall serve as [TITLE], and shall have such responsibilities, duties and authority related to JCF Group operations as set forth in Exhibit A hereto and as may from time to time be assigned to the Executive by the senior management of the Company that are consistent with such responsibilities, duties and authority. Executive shall report directly to the President of the Company.

The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and no others. The Executive shall not be employed by any other person or entity during the term of this Agreement and any Extended Terms.

4.	PLACE OF PERFORMANCE

In connection with the Executive’s employment by the Company, the Executive shall be principally based at the Company’s headquarters in Norwalk, Connecticut, except for required travel on the Company’s business; it being understood that travel by Executive to JCF Group business offices in Europe is expected to occur on a regular and recurring basis in connection with the Executive’s position and duties hereunder.

5.	COMPENSATION AND RELATED MATTERS

5.1	Salary

(a)	During the period of the Executive’s employment hereunder, the Company shall pay to the Executive an annual base salary at a rate of $ for the first twelve-month period beginning on the Commencement Date and ending on the first anniversary of the Commencement Date, $ for the twelve-month period beginning on the first anniversary of the Commencement Date and ending on the second anniversary of the Commencement Date and $ for the twelve-month period beginning on the second anniversary of the Commencement Date and ending on the third anniversary of the Commencement Date, such salary to be paid in substantially equal installments in accordance with the Company’s payroll practices. This salary may be increased from time to time in accordance with normal business practices of the Company.

(b)	Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company for which he is otherwise eligible. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s salary hereunder.

5.2	Bonus Compensation

The Executive shall be entitled to receive (i) a $             signing bonus payable within five business days following the Commencement Date and (ii) a $             extraordinary bonus payable at the time that the Company pays bonuses to its employees generally in respect of the fiscal year ending August 31, 2004. For each full fiscal year of the Company beginning with the fiscal year ending August 31, 2005, the Executive shall be eligible for an annual bonus based upon such performance criteria as determined by the Compensation Committee of the Board of Directors (the Compensation Committee) and subject to the approval of the Board of Directors; provided, however, that, subject to the approval of the Board of Directors, a minimum $             bonus will be paid in respect of the fiscal year ending August 31, 2005, and a minimum $             bonus will be paid in respect of the fiscal year ending August 31, 2006. Bonuses will be paid to the Executive at the time that bonuses are paid generally to other executives of the Company provided, in each case, that the Executive is then still employed by the Company on the applicable bonus payment date.

5.3	Stock Options

Subject to the approval of the Board of Directors, on the Commencement Date, the Executive shall be granted a nonqualified stock option (the Option) to purchase              shares of common stock of the Company at a price per share equal to the fair market value of such shares on the date of grant as determined by the Compensation Committee and otherwise in accordance with the terms of the 2000 FactSet Research Systems Inc. Stock Option Plan (the Plan). During the Term and any Extended Term, Executive shall also be considered for and awarded stock options each time that senior executives of the Company are awarded stock options on an across-the-board basis.

5.4	Expenses

During the Term and any Extended Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are properly incurred and accounted for in accordance with the policies and procedures established by the Company.

5.5	Other Benefits

The Executive shall be entitled to participate in all of the Company’s broad-based employee benefit plans and arrangements in effect on the date hereof (including, without limitation, each of the Company’s employee stock ownership plan, 401(k) savings plan, health and welfare plans, life insurance arrangements and employee stock purchase program), provided that the Company may from time to time make any changes in such plans or arrangements (including terminating such plans or arrangements) that the Company deems appropriate in its discretion. Any payments or benefits payable to the Executive hereunder in respect of any calendar or fiscal year, as applicable, during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

5.6	Vacations

The Executive shall be entitled to no less than four weeks’ paid vacation in each calendar year during the Term and any Extended Term (prorated, in each case, for partial years). The Executive shall also be entitled to all paid holidays and personal days given by the Company to its similarly situated executives.

5.7	Services Furnished

The Company shall furnish the Executive with office space and such other facilities and services as shall be appropriate to the Executive’s position, adequate for the performance of his duties as set forth in Section 3 hereof and at least comparable to that provided generally to the Company’s executives of similar rank.

6.	TERMINATION

The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

6.1	Death

The Executive’s employment hereunder shall terminate upon his death.

6.2	Disability

If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months (Disability), and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six-month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive’s employment for Disability hereunder.

6.3	Cause

The Company may terminate the Executive’s employment hereunder for “Cause”. For purposes of this Agreement, the Company shall have Cause to terminate the Executive’s employment hereunder upon (i) habitual or material neglect of Executive’s duties set forth in Section 3, including but not limited to Executive’s excessive absence from duty; (ii) the commission by the Executive of an act of fraud against the Company or any affiliate; (iii) the unauthorized disclosure of confidential proprietary information of the Company or any affiliate which disclosure the Executive knows or reasonably should have known could have the potential to damage the Company or any affiliate; (iv) a breach of one or more of the following duties to the Company: (a) the duty not to take actions that would reasonably be viewed by the Company as placing the Executive’s interest in a position adverse to the interest of the Company, which breach, if curable, is not remedied within thirty (30) days after the Executive’s receipt of written notice thereof; provided, however, that the Company need not permit the Executive to cure any such breach that has been the subject of a prior written notice; or (b) the duty not to engage in self-dealing with respect to the Company’s assets, properties or business opportunities, which breach, if curable, is not remedied within thirty (30) days after the Executive’s receipt of written notice thereof; provided, however, that the Company need not permit the Executive to cure any such breach that has been the subject of a prior written notice; (v) a conviction of the Executive (or a plea of nolo contendere in lieu thereof) to a felony or an offence involving moral turpitude); (vi) misconduct as an employee of the Company, including, but not limited to, demonstratably wilful and deliberate violation by the Executive of written policies or directives of the Company, which policies do not require the Executive to engage in illegal conduct or violate reasonable business ethical standards; (vii) an act of gross negligence or willful misconduct in the performance of the Executive’s duties to the Company; or (viii) failure to report or disclose to the Executive’s manager or to any other senior officer material information regarding any act of fraud that the Executive knows or reasonably should have known is reasonably likely to have the potential to damage the Company or any affiliate.

6.4	Notice of Termination

Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Section 6.1 hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10. For purposes of this Agreement, a Notice of Termination shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

6.5	Date of Termination

Date of Termination shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 6.2 above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive’s employment is terminated pursuant to Section 6.3 above, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

7.	COMPENSATION UPON TERMINATION OR DURING DISABILITY

(a)	During any period that the Executive fails to perform his duties hereunder as a result of Disability (Disability Period), the Executive shall continue to receive his full salary at the rate then in effect for such period until his Date of Termination pursuant to Section 6.5 hereof, provided that payments so made to the Executive during the first 180 days of the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment. In addition, the Executive shall be entitled to any other benefits the Executive is entitled to as of the Date of Termination under any plan or program of the Company, at the time such payments are due, plus a prorated bonus based upon the relevant minimum bonus payable for the year in which the Date of Termination occurs.

(b)	If the Executive’s employment is terminated by his death, the Company shall pay any amounts due to the Executive under Section 5 through Date of Termination. In addition, the Executive shall be entitled to any other benefits the Executive is entitled to as of the Date of Termination under any plan or program of the Company, at the time such payments are due, plus a prorated bonus based upon the relevant minimum bonus payable for the year in which the Date of Termination occurs.

(c)	If the Company shall involuntarily terminate the Executive’s employment (other than for Disability or for Cause), then

(i)	the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

(ii)	the Company shall continue to pay to the Executive his base salary at the annual salary rate in effect as of the Date of Termination for the remainder of the original Term or, if applicable, the Extended Term, but not to exceed 12 months’ base salary in any event;

(iii)	for the remainder of the original Term or, if applicable, the Extended Term, the Executive shall be permitted to participate in the Company’s health, life and disability insurance plans to the extent permitted thereunder provided that the Executive continues to contribute the employee’s share of the cost applicable to such coverage; provided, however, that such coverage shall be provided only as long as the Executive complies with his obligations under Section 8.

(d)	If the Company shall terminate the Executive’s employment for Cause or if the Executive shall terminate his employment for any reason other than death or Disability, the Company shall have no further obligations under this Agreement other than to pay the Executive any accrued but unpaid salary for periods prior to the Date of Termination and any unreimbursed business expenses (in accordance with Section 5.4).

8.	RESTRICTIVE COVENANTS

8.1	Noncompetition

During the Term or Extended Term, as the case may be, and for two years thereafter, the Executive shall not, directly or indirectly, own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation that is similar to or competes with the business of JCF Group, the Company or its affiliates (a Competitive Activity). For these purposes, the Executive’s passive ownership of securities of a public company not in excess of one percent (1%) of any class of such securities shall not be considered to be a Competitive Activity with JCF Group, the Company or its affiliates.

8.2	Nonsolicitation

During the Term or Extended Term, as the case may be, and for two years thereafter, the Executive shall not for himself or any person or business entity, induce or attempt to induce any employee of the Company or an affiliate to terminate employment with the Company or an affiliate or solicit, entice, take away or employ any person employed by the Company or an affiliate.

8.3	Nondisclosure of Confidential Information

Executive agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the JCF Group business, the Company or any affiliate, including without limitation, customer lists, client lists, trade secrets, pricing policies and other nonpublic business affairs of the Company and any affiliate learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company or any of its affiliates, whether during or after the term of the Executive’s employment, except as may be required by a court of law, by any governmental agency having supervisory authority of the business having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Executive agrees to give the Company advance written notice of any disclosure pursuant to the preceding sentence and to cooperate at the Company’s expense with any efforts by the Company to limit the extent of such disclosure. Upon request by the Company, the Executive agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company’s or any affiliate’s business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control, other than personal notes, diaries and correspondence.

9.	SUCCESSORS; BINDING AGREEMENT

(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, Company shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)	This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amount unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

10.	NOTICE

For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

JCF Group, Inc.

270 Lafayette Street

Suite 510

New York, NY 10012

Fax: (212) 343-8731

Attention:

If to the Company:

prior to August 15, 2004

FactSet Research Systems Inc.

One Greenwich Plaza

Greenwich, CT 06830

Fax: (203) 552-4813

Attention: Rachel Stern

after August 15, 2004

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, CT 06851

Attention: Rachel Stern

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.	MISCELLANEOUS

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

12.	VALIDITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.	DISPUTE RESOLUTION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Stamford, Connecticut. Each party’s expense of such litigation shall be borne by such party.

15.	ENTIRE AGREEMENT

This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto (including, for this purpose, all prior agreements between Executive and JCF Group, Inc., JCF Group or any of their respective affiliates) in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

FACTSET RESEARCH SYSTEMS INC.

By
Name:
Title:

Attest:

By

EXECUTIVE

By
[NAME]

Exhibit A

Initial Duties and Responsibilities1

[TO BE SPECIFIED]

[1]	Subject to further discussion between parties

[FORM OF EMPLOYMENT AND NONCOMPETITION

AGREEMENT–FRENCH PERSONNEL]

EMPLOYMENT AGREEMENT

AGREEMENT made as of the [29th] day of [June], 2004

BETWEEN:

(1)	FactSet < > (the Company or FactSet), and

(2)	Mr < > (the Executive).

The Company and the Executive are hereafter collectively referred to as the Parties.

WHEREAS:

(A)	The Company recognizes that the Executive’s contribution to the success of [ENTITY] has been substantial, and the Company desires to secure the Executive’s employment with the Company;

(B)	The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided; and

(C)	In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below.

(D)	For the purpose of this employment agreement, the Executive declares that he has resigned from all his current functions and in particular that he has terminated his employment agreement with < >. As a consequence, the Executive declares to be free from any contract and any non-competition obligation to a previous employer.

(E)	Mutually acknowledging their legal capacity to contract and undertake obligations, particularly for this contract, the Parties expressly agree to regulate their reciprocal obligations in accordance with the provisions of French law and of the Syntec Collective Bargaining Agreement (hereafter the “Collective Bargaining Agreement”).

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	EMPLOYMENT

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

This employment agreement is not subject to any trial period.

2.	TERM

The employment of the Executive by the Company as provided in Section 1 will commence on the closing of the acquisition by the Company (or one of its affiliates) of JCF Group SA and its affiliates (JCF Group) through the purchase of all the outstanding stock of Decision Data System B.V. pursuant to a definitive stock purchase agreement between the Company, [FACTSET Europe S.a.r.l., Jacques Chahine and Decision Data Luxembourg S.A. of even date herewith (the Commencement Date). If such acquisition of JCF Group does not occur for any reason, this Agreement shall be null and void and of no force or effect.

<However, the Company agrees to take into consideration the length of service acquired by the Executive with JCF Group. Therefore, the starting date (“Starting Sate”) of this employment agreement will be <    > provided that the acquisition does occur.

3.	POSITION AND DUTIES

The Executive shall serve as <            >, and shall have such responsibilities, duties and authority related to JCF Group operations as set forth in Exhibit A hereto and as may from time to time be assigned to the Executive by the senior management of the Company that are consistent with such responsibilities, duties and authority.

The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and no others. The Executive shall not be employed by any other person or entity during the term of this Agreement and any renewal terms.

For anything that is not mentioned in the contract hereof, the Parties agree to comply with the provisions of the Collective Bargaining Agreement and legal provisions.

The duties of the Executive are specified for indicative purposes only, and further modification shall not be deemed to be a substantial modification of this agreement.

The Executive will exercise his duties under the authority and in the context of the instructions given by <    > who is <        > of the Company and to whom the Executive will report on his activity.

4.	PLACE OF PERFORMANCE

In connection with the Executive’s employment by the Company, the Executive shall be principally based at the Company’s headquarters in Paris, except for required travel on the Company’s business or any relocation of the JCF Group business after the Commencement Date; it being understood that travel by Executive to JCF Group business offices in Europe is expected to occur on a regular and recurring basis in connection with the Executive’s position and duties hereunder.

5.	COMPENSATION AND RELATED MATTERS

5.1	Salary

(a)	During the period of the Executive’s employment hereunder, the Company shall pay to the Executive an annual base salary at a rate of < > for the first twelve-month period beginning on the Commencement Date and ending on the first anniversary of the Commencement Date, < > for the twelve-month period beginning on the first anniversary of the Commencement Date and ending on the second anniversary of the Commencement Date and < > for the twelve-month period beginning on the second anniversary of the Commencement Date and ending on the third anniversary of the Commencement Date, such salary to be paid in substantially equal installments in accordance with the Company’s payroll practices. This salary may be increased from time to time in accordance with normal business practices of the Company.

(b)	Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company for which he is otherwise eligible. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s salary hereunder.

5.2	Bonus Compensation

[The Executive shall be entitled to receive (i) a <    > signing bonus payable within five business days following the Commencement Date. For each full fiscal year of the Company during the Term beginning with the fiscal year ending <August 31, 2005, the Executive shall be eligible for an annual bonus based upon such performance criteria as determined by the <Compensation Committee of the Board of Directors (the Compensation Committee) and subject to the approval of the Board of Directors; provided, however, that, subject to the approval of the Board of Directors, a minimum <    > bonus will be paid in respect of the fiscal year ending August 31, 2005, a minimum <    > bonus will be paid in respect of the fiscal year ending August 31, 2006, and a minimum <    > bonus will be paid in respect of the fiscal year ending August 31, 2007. Bonuses will be paid to the Executive at the time that bonuses are paid generally to other executives of the Company provided, in each case, that the Executive is then still employed by the Company on the applicable bonus payment date. The criteria for the annual bonus will be determined in the first place by <    > and these will be included in an addendum to the present contract. For the consecutive years, an addendum will include the new criteria and should be signed by the Parties.

5.3	Stock Options

The Executive shall be considered for grant of equity awards during the course of his employment.

5.4	Expenses

During the term of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are properly incurred and accounted for in accordance with the policies and procedures established by the Company.

5.5	Other Benefits

The Executive shall be entitled to participate in all of the Company’s broad-based employee benefit plans and arrangements in effect on the date hereof Any payments or benefits payable to the Executive hereunder in respect of any calendar or fiscal year, as applicable, during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

5.6	Vacations

The Executive shall be entitled to 25 working days’ annual paid leave, in accordance with the Company vacation policy as in effect on the date hereof as may be amended from time to time. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its similarly situated executives.

6.	WORKING TIME

In light of the functions and the autonomy of which benefits the Executive to organize his working time, his monthly remuneration is fixed and the Executive will not receive any further remuneration for overtime.

7.	SOCIAL SECURITY PROTECTION

The Executive will be entitled to benefit from the obligatory and complementary social security regimes to which executives of the Company are entitled and, more generally, those applicable in accordance with French law.

8.	COMPANY CAR

[The Executive will be provided with a company car, in accordance with the Company policy.]

In addition to the reimbursement of reasonable business expenses incurred in relation to the use of the car (petrol, tolls, parking etc.,), the Company will be responsible for the premiums for comprehensive insurance and running costs and maintenance expenses incurred in relation to the use of the car for business purposes.

The Executive is permitted to use the company car for his personal use, on the condition that he shall indemnify the Company for all fines, charges, liability, damages or other such losses or costs which arise from his personal use of the car.

However, the provision of a company car for personal use as well as the payment of petrol costs by the Company for personal use amounts to a benefit in kind (“avantage en nature”) which will be taken into account as such in relation to tax and social security matters.

The car provided to the Executive remains the property of the Company. The car must be returned to the Company on termination of this employment contract, for whatever reason, at the end of the period of notice or immediately on termination of the contract if there is no period of notice.

9.	TERMINATION

This employment contract may be terminated by a notice of three months to be given by the Company and of three months to be given by the Executive. During the term of notice, the Executive can be suspended from work on full pay. In such a case, the Executive shall immediately return all Company property with the exception however of the company car which the Executive must return to the Company at the end of the notice period whether or not the Executive works during all or part of the notice period (except where he is dismissed for serious or gross misconduct (“faute grave or faute lourde”). There may be no right of retention.

If the Executive commits serious misconduct (“Faute grave”) or gross negligence (“Faute lourde”), his employment agreement may be terminated without notice or payment in lieu of notice.

10.	INTELLECTUAL PROPERTY RIGHTS

For the purpose of this clause “Intellectual Property Rights” shall mean patents, patent applications, registered or unregistered trademarks, drawings, design, authors rights on creations, know-how, business names registered or not, trade secret and any other intellectual property rights over any creations made by the Executive .

The Executive agrees to make full and prompt disclosure to the Company, of any and all Intellectual Property Rights made, discovered or created during the course of his employment and provide the Company with every piece of information, drawings or other documents he may have concerning these Intellectual Property Rights.

The Executive further agrees to provide all assistance requested by the Company at its expense, in the preservation of its interest in any Intellectual Property Rights in any country.

The Executive hereby assigns and agrees to assign to the Company or to any other company of the group to which it belongs, on an exclusive basis and in consideration of the fixed amount included in his salary, all Intellectual Property Rights relating to his creations as soon as they are created. Pursuant to this clause, the assignment includes, in particular the following:

(i)	reproduction, use, and rewriting for any utilisation whatsoever. The right of reproduction shall include, but shall not be limited to the digitalisation, graphic reproduction by any means whatsoever and according to any technique on any medium whether physical such as CD-ROM, DVD-ROM, optical, magnetic, videographic, paper, or media based on any other technology which may be invented, the total or partial downloading or uploading, whether temporary or permanent, onto on-line, or off-line digital networks such as internet or intranet,

(ii)	representation including the right to disseminate, broadcast, edit, publish, distribute, totally or in part, whether temporary or permanent, onto any type of networks, including by cable, satellite, internet or intranet or local area networks,

(iii)	adaptation, modification, correction, transcription, integration, customisation, upgrading, addition or removal of all or part of the creations,

(iv)	translation, either directly or by a third party, into any written or spoken language, which may or may not be accessible to the public, and translation into any type of computer language,

(v)	rental and loan,

(vi)	marketing in any form whatsoever,

(vii)	arrangement and localisation,

it being specified that all of the assigned Intellectual Property Rights further include the right for the Company or for any company of the group to which it belongs to grant licenses for each of the creation.

The scope of the assignment is unlimited and shall cover all countries world-wide and for the duration of protection of the Intellectual Property Rights.

As far as patent rights are concerned, the Executive undertakes, in respect of article R-611-1 of the French intellectual property Code, and for the duration of the contract, to declare any invention which he may make on his own or with someone else, and provide the Company with every piece of information, drawings or other documents he may have concerning these inventions.

(a)	Inventions made in the execution of an inventive mission: (“inventions de service”)

In respect of article L-611-7 of the French Intellectual Property Code, inventions which may be made by the Executive during his business activity comprising an inventive mission shall be the exclusive property of the Company in any country. The Executive undertakes to execute any necessary formalities in order to file such inventions in the name of the Company. It being specified that the Executive will be attributed an additional amount by the Company. This additional amount will be defined by the Employer.

(b)	Inventions made outside an inventive mission (inventions hors service)

In respect of article L-611-7 of the French Intellectual Property Code, inventions which may be made by the Executive during the execution of his functions or in the field of activity of the Company, or by reason of knowledge or use of technologies or specific means of the Company or data acquired by the Company shall belong exclusively to the Company it being specified that the Executive will be attributed an equitable fee. In case where the Company and the Executive do not agree on the equitable fee, such fee will be fixed by an ad hoc Commission instituted by article L-615-21 of the French Intellectual Property Code, or by the competent court.

The Executive agrees to sign any document in respect thereof.

Furthermore, the Executive shall provide the Company with a list describing all inventions belonging to him and made by him prior to his employment with the Company that he wishes to have excluded from this Agreement. [If no such list is attached, the Executive represents that there are no such inventions.] [Any general techniques that the Executive has used historically in his work shall be excluded.]

As to any invention in which the Executive has an interest at any time prior to his employment, if he uses or incorporates such an invention in any released or unreleased Company’s product, service, program, process, machine, development or work in progress, upon Company’s prior written consent, or if the Executive permits the Company to use or incorporate such an invention, the Company is hereby granted and shall have an exclusive royalty-free, irrevocable, world-wide license to exercise any and all rights with respect to such invention, including the right to protect, make, have made, use, and sell that invention without restriction.

11.	RESTRICTIVE COVENANTS

11.1	Noncompetition

During the term of the Executive’s employment hereunder and for two years thereafter, the Executive shall not, directly or indirectly, own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation that is similar to or competes with the business of JCF Group, the Company or its affiliates (a Competitive Activity). For these purposes, the Executive’s passive ownership of securities of a public company not in excess of one percent (1%) of any class of such securities shall not be considered to be a Competitive Activity with JCF Group, the Company or its affiliates.

The geographical scope of this non-compete covenant covers the following jurisdictions: <the United Kingdom and the State of New York in the United States>.

In consideration for this prohibition, the Executive shall receive a special monthly indemnity equal to 33 1/3 per cent of his gross monthly fixed salary (excluding any bonus), until the end of the non-competition period.

Nonetheless, it is agreed that the Company may unilaterally decide that it waives the non-compete provision with a period of <15> days following the termination of this employment contract. No indemnity would be due in such circumstances.

11.2	Nonsolicitation

During the term of the Executive’s employment hereunder and for two years thereafter, the Executive shall not for himself or any person or business entity, induce or attempt to induce any employee of the Company or an affiliate to terminate employment with the Company or an affiliate or solicit, entice, take away or employ any person employed by the Company or an affiliate.

11.3	Nondisclosure of Confidential Information

Executive agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the JCF Group business, the Company or any affiliate, including without limitation, customer lists, client lists, trade secrets, pricing policies and other nonpublic business affairs of the Company and any affiliate learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company or any of its affiliates, whether during or after the term of the Executive’s employment, except as may be required by a court of law, by any governmental agency having supervisory authority of the business having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Executive agrees to give the Company advance written notice of any disclosure pursuant to the preceding sentence and to cooperate at the Company’s expense with any efforts by the Company to limit the extent of such disclosure. Upon request by the Company, the Executive agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents

(and all copies thereof) relating to the Company’s or any affiliate’s business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control, other than personal notes, diaries and correspondence.

12.	MISCELLANEOUS

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.

13.	VALIDITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	ENTIRE AGREEMENT

This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

[ENTITY]

By
Name:
Title:

Attest:

By

EXECUTIVE

By

Exhibit A

Initial Duties and Responsibilities2

[TO BE SPECIFIED]

[2]	Subject to further discussion between parties

EXHIBIT 3

DEED OF TRANSFER

DEED OF TRANSFER OF SHARES

(Decision Data System B.V.)

This • day of • two thousand and four, there appeared before me, •, civil law notary in Amsterdam:

•,

in this respect acting as attorney-in-fact of:

1.	Decision Data Luxembourg S.A. (the “Transferor”);

2.	FactSet Europe S.àr.l. (the “Transferee”); and

3.	Decision Data System B.V., a limited liability company under Dutch law (‘besloten vennootschap met beperkte aansprakelijkheid’), having its official seat in The Hague, its office address at Laan Copes v Cattenburch 52, 2585GB The Hague and registered in the Commercial Register under number 27183074 (the “Company”).

The aforementioned proxies appear from three written powers of attorney attached to this deed (Annexes).

The person appearing declared the following:

RECITALS:

(A)	On the • day of • two thousand and four the Transferor and the Transferee entered into an agreement (the “Stock Purchase Agreement”) regarding the sale and transfer of 9,000 (nine thousand) common shares in the capital of the Company, with a par value of ten euro (€10) per share, and 1,000 (one thousand) preference shares, with a par value of ten euro (€10) per share, (the “Shares”), jointly representing the entire issued capital of the Company;

(B)	In complying with the transfer obligation arising pursuant to the Stock Purchase Agreement, the Transferor and the Transferee shall hereby effect the transfer of the Shares by the Transferor to the Transferee on the terms set out below.

NOW THEREFORE, THE TRANSFEROR AND THE TRANSFEREE HAVE AGREED AS FOLLOWS:

Article 1. Transfer.

1.1	The Transferor hereby transfers the Shares to the Transferee and the Transferee hereby accepts the same from the Transferor, all on the terms set out in the Stock Purchase Agreement and in this deed.

1.2	Since the Transferor holds the entire issued capital of the Company, the share transfer restrictions (also referred to as the ‘blocking clause’) referred to in Article 5 of the Company’s Articles of Association have been complied with.

1.3	The Shares are registered and no share certificates have been issued for the Shares.

Article 2. Purchase Price.

The Transferee has paid the purchase price for the Shares to the Transferor. The Transferor hereby gives full discharge for the payment made.

Article 3. Previous Acquisition of the Shares.

The Transferor has declared to have acquired the Shares by •.

Article 4. Costs.

All costs connected with the preparation of this deed shall be for the account of the Transferor.

Finally, the Company has declared:

The Company hereby acknowledges the transfer of the Shares effected by this deed and shall register the same in its register of shareholders.

Close.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date first above written. Before reading out, a concise summary and an explanation of the contents of this deed were given to the person appearing. The person appearing then declared that he had taken note of and agreed to the contents of this deed and did not want the complete deed to be read to him. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

EXHIBIT 4

BALANCE SHEET PRINCIPLES

Computation of Pro Forma Working Capital

Except as set forth below, the Statement shall be prepared in accordance with Section 1.4(d), and International Accounting Standards consistently applied in accordance with past practice of the Company.

The following adjustments shall be made to the amounts included in the Statement for the purpose of calculating the Pro Forma Working Capital:

1)	Include all cash and cash equivalents, including marketable securities.

2)	Current liabilities shall exclude the reserve for the French Control Fiscale ongoing for Fiscal Years 2000 through 2001, in the amount of €[Redacted], as described on Schedule 3.12. All other accrued tax liabilities through the Closing Date shall be included in Current Liabilities.

3)	Current Liabilities shall include deferred revenues through the Closing Date.

EXHIBIT 5

MKY INTELLECTUAL PROPERTY DEED OF ASSIGNMENT

DEED OF ASSIGNMENT

OF INTELLECTUAL PROPERTY

DATED [•] 2004

BETWEEN

MKY FINANCIAL SOFTWARE LIMITED

AND

FACTSET EUROPE S.ÀR.L.

THIS DEED OF ASSIGNMENT OF INTELLECTUAL PROPERTY is made on • 2004

BETWEEN:

(3)	MKY FINANCIAL SOFTWARE LIMITED (registered number 76451) whose registered office is at 804 Regency House, Snow Hill Steps, St. Helier, Jersey, JE4 OTO (the Assignor); and

(4)	FACTSET EUROPE S.ÀR.L., a private limited liability company organised under the laws of Luxembourg (registered number [ ]) whose registered office is at 54, Boulevard Napoléon 1er, L-221- Luxembourg (the Assignee).

WHEREAS

(F)	The Assignor is the owner of various Intellectual Property.

(G)	By a stock purchase agreement dated June [ ], 2004 (the Agreement), the Assignor has agreed to assign all of its Intellectual Property to the Assignee together with the goodwill in respect of the goods and services for which that Intellectual Property is used.

(H)	It is the intention of the parties that this Deed should be executed as a deed.

THIS DEED WITNESSES as follows:

15.	DEFINITIONS

15.1	Terms not defined in this Deed have the meanings given to them in the Agreement.

15.2	Assignor’s IPR means all of the Intellectual Property owned by the Assignor.

16.	ASSIGNMENT

16.1	Pursuant to the Agreement and in consideration of the sum of €[Redacted], (receipt of which is acknowledged), the Assignor with full title guarantee irrevocably assigns to the Assignee the entire right, title and interest in the Assignor’s IPR together with the goodwill in respect of any goods and services for which the Assignor’s IPR are used, free of all liens, charges, options, licences and encumbrances.

16.2	This Deed includes the right of the Assignee to bring action and claim relief in respect of any infringement of any of the Assignor’s IPR which occurred before the date of this Deed.

16.3	The Assignor agrees, at the request of the Assignee:

(a)	to transfer to the Assignee the Assignor’s files and records (including those in the possession of its agents) relating to the filing, prosecution and maintenance of the Assignor’s IPR; and

(b)	to execute any further documents and do all things which may be necessary to enable the Assignee to record this Deed in the records of any appropriate registry.

16.4	The Assignor agrees to give the Assignee such assistance as the Assignee may reasonably require to enable or assist the Assignee to bring any action for infringement of any of the Assignor’s IPR or to defend any attack against their validity.

17.	WARRANTIES

17.1	The Assignor represents and warrants to the Assignee that:

(a)	it is the legal and beneficial owner of the Assignor’s IPR free of all liens, charges, options, licences and encumbrances;

(b)	the use of the Assignor’s IPR in the manner they are used by the Assignor at the date of this Deed will not infringe any right of the Assignor or of any other person; and

(c)	as far as it is aware, no third party has infringed the Assignor’s IPR.

18.	GENERAL

18.1	This Deed may be executed in any number of counterparts each of which when executed and delivered shall be an original, and all the counterparts together shall constitute the same instrument.

18.2	This Deed shall inure to the benefit of and be binding upon the parties, their respective successors and assigns. The Assignee may freely assign or transfer the full benefit of this Deed and all rights assigned hereunder to any third party.

18.3	If any provision of this Deed is found by a court of competent jurisdiction to be invalid or otherwise unenforceable the remaining provisions shall continue in full force and effect.

18.4	To the extent this Deed is inconsistent or otherwise conflicts with any existing agreement(s) between the parties relating to the Assignor’s IPR, this Deed shall have precedence to the extent of any such inconsistency or conflict.

18.5	No delay or indulgence by any party in enforcing any provision of this Deed shall prejudice or restrict that party’s rights and any waiver shall only be deemed given if in writing and signed by an authorised representative of the party giving such waiver. A waiver given on one occasion shall not be deemed a waiver on any subsequent occasion.

18.6	Each party represents that it is entering into this Deed as principal and not as agent of any other party.

19.	GOVERNING LAW

19.1	This Deed is governed by and shall be construed in accordance with English law and the parties submit to the jurisdiction of the English courts for all purposes relating to this Deed.

IN WITNESS of which each of the parties has executed this assignment as a deed.

EXECUTED as a DEED by:

MKY FINANCIAL SOFTWARE LIMITED acting by [name of director] and [name of director / secretary]

By:
	Director	Director/Secretary

Date:

EXECUTED as a DEED by:

FACTSET EUROPE S.ÀR.L. acting by [name of director] and [name of director / secretary]

By:
	Director	Director/Secretary

Date: